UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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EQUIFAX INC.

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NOTICE OF 2017 ANNUAL MEETING
AND PROXY STATEMENT

The Power of Insights

EQUIFAX® | Powering the World with Knowledge™

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
www.equifax.com

Dear Shareholders:

Together with the Equifax management team, we are focused on enhancing financial value, driving operational growth and advancing the interests of our shareholders. We are pleased to update you on the significant financial, operational and governance actions and shareholder outreach efforts undertaken over the last year.

Financial Highlights

Under the leadership of our CEO, Rick Smith, Equifax has achieved outstanding growth and performance since September 2005, including total shareholder returns 103% greater than the S&P 500 Index shareholder return and market capitalization growth from $4.3 billion to $15.7 billion. We produced record results in 2016, enabling us to make significant investments to secure future growth while delivering outstanding shareholder returns. During the past year, we completed the largest acquisition in our history, developed and delivered powerful new analytical insights and expanded our global presence. We also returned significant capital to our shareholders through a total of $157.6 million in dividends. Together, our Board, executive management and all other Equifax team members are building a company that is positioned for future growth and continued profitability.

Shareholder Engagement and Corporate Governance

Pursuant to our Board-directed shareholder engagement program, we are engaged in thoughtful and constructive dialogue with a significant portion of our shareholder base. Interactions with investors have provided us with valuable feedback on our Board composition, corporate governance and executive compensation practices over the past year. During the past year, senior management connected with approximately 60% of our shareholder base, including the majority of our top 50 shareholders. Below are just a few of the areas we focused on as part of our commitment to our Company and our shareholders.

•	Board Diversity. In 2016, we took action in response to encouragement from our shareholders to ensure that we establish a diverse pool of director candidates for consideration by the Governance Committee. Last year, we elected Ms. Elane Stock to the Board. Ms. Stock brings significant experience in international consumer business operations, which is particularly important as Equifax develops and markets new products across the globe. As we identify future director candidates as part of our ongoing succession planning, we are committed to seeking candidates who offer diverse backgrounds and fresh perspectives along with the requisite skills, experience and character necessary to serve on our Board and represent our shareholders.

•	Board Refreshment and Succession Planning. Our current Board reflects a diverse and engaged group of directors with relevant skills and backgrounds to oversee the Company’s strategy for future growth and long-term value creation. The Governance Committee uses a comprehensive process to identify candidates who can contribute to the overall effectiveness of the Board and has engaged an independent search firm to help identify individuals from a diverse candidate pool. As part of our succession planning, we regularly review Board composition and committee assignments in light of future retirements in order to facilitate a smooth transition and to foster the right mix of subject matter expertise, capabilities and perspectives in the boardroom.

Since our last annual meeting, we added two new independent directors to our Board—Elane Stock and Tom Hough. As noted above, Ms. Stock will be a valuable resource due to her extensive strategy, operations and multi-national experience in global consumer and B2B businesses. Mr. Hough’s public accounting expertise and managerial experience provide us with an invaluable resource with regard to audit and finance matters. His qualification as an audit committee financial expert will ensure that the Audit Committee continues to maintain an extensive depth of knowledge, despite upcoming director retirements.

We want to thank Jim Copeland, who will be retiring from the Board in May. We are grateful for his thoughtful and balanced approach to Board oversight and his financial, strategic and operational expertise over the last 13 years. As we plan for the retirements of Walt Driver and Phil Humann in 2018, we are committed to selecting the best qualified director candidates to oversee the Company’s business and serve the interests of our shareholders well into the future.

•	Proxy Access. In direct response to shareholder input, we adopted a new bylaw provision that gives significant long-term shareholders the right to nominate prospective Board members in the Company’s proxy statement, beginning with next year’s annual meeting.

The time we have invested and all of these actions have helped to ensure that our Board is situated to actively and effectively oversee the management of our Company and protect the long-term interests of our shareholders.

We appreciate the opportunity to serve Equifax on your behalf, and cordially invite you to our Annual Meeting of Shareholders on May 4, 2017.

Sincerely,

Mark L. Feidler

Presiding Director

March 24, 2017

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Notice of 2017 Annual Meeting of Shareholders

WHEN:	AGENDA:
May 4, 2017 9:30 a.m., Central Time WHERE: 11432 Lackland Road St. Louis, Missouri 63146 RECORD DATE: March 1, 2017	1.	Elect the 11 director nominees named in the accompanying Proxy Statement.
	2.	Hold a non-binding, advisory vote on the compensation paid to the Company’s named executive officers (commonly referred to as a “say-on-pay” proposal).
	3.	Hold a non-binding, advisory vote on the frequency of submission to shareholders of future say-on-pay proposals.
	4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.
	5.	A shareholder proposal described in the accompanying Proxy Statement, if properly presented at the meeting.
	6.	Other business, if properly raised.

Proxies in the form furnished are being solicited by the Board of Directors of Equifax Inc. for this meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

This year we will again seek to conserve natural resources and reduce costs by electronically disseminating annual meeting materials, as permitted by the Securities and Exchange Commission (“SEC”). Unless otherwise requested, shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing these materials via the Internet. You can also receive, upon request, a copy of the proxy materials by mail if you prefer. All shareholders who have previously requested paper copies of our proxy materials will continue to receive a paper copy of the proxy materials by mail. Proxy materials or a Notice of Internet Availability were first sent to shareholders beginning on March 24, 2017.

By order of the Board of Directors,

John J. Kelley III

March 24, 2017	Corporate Vice President, Chief Legal Officer and Corporate Secretary

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the website listed on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope
BY TELEPHONE Call the telephone number on your proxy card	IN PERSON Attend the Annual Meeting and vote in person

ELECTION TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 67 of the Proxy Statement.

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PROXY SUMMARY

This summary highlights information contained elsewhere in our Proxy Statement. The summary does not contain all of the information that you should consider and we encourage you to read the entire Proxy Statement before voting.

2016 Performance Highlights

Revenue: $3.1 billion, an 18% increase from 2015	Net income: $488.8 million, a 14% increase from 2015	Adjusted EPS:(1) $5.52, a 23% increase from 2015	Dividend payments to shareholders: $157.6 million, a 14% increase from 2015	Adjusted EBITDA margin:(1) 35.8%, an increase of 110 basis points from 2015

Exceptional Long-Term Performance

Since Rick Smith joined the Company in September 2005 as our Chairman and CEO, he has driven exceptional financial performance and created significant shareholder value. Market capitalization of $15.7 billion at the end of February 2017 was 3.7 times the Company’s $4.3 billion market capitalization at the end of September 2005, and total shareholder return for the Company over this period was 294%, compared to 145% for the S&P 500 Index. A $100 investment made on September 30, 2005 in Equifax stock would be worth approximately $375 as of February 28, 2017, whereas the same investment in the S&P 500 Index would be worth approximately $192. The leadership and vision Mr. Smith has brought to the Company is particularly evident in our growth over the last five years:

•	10.7% compounded annual growth rate (CAGR) in operating revenue from continuing operations;
•	16.1% CAGR in net income from continuing operations;
•	17.0% CAGR in Adjusted EPS from continuing operations; and
•	15.6% CAGR in annual dividend payments.

Operating Revenue from Continuing Operations	Net Income from Continuing Operations

Adjusted EPS from Continuing Operations(1)	Annual Dividend Payments

(1)	Adjusted EPS and Adjusted EBITDA margin are non-GAAP financial measures. Reconciliation to the corresponding GAAP financial measures can be found under “GAAP/Non-GAAP Measures” on the Investor Relations page of our website at www.equifax.com.

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Total Shareholder Return
at Feb. 28, 2017
(indexed at 100 as of Sept. 30, 2005)

Investment and Innovation For Long-Term, Sustainable Growth

2016 was a remarkable year for our Company and our shareholders. We exceeded expectations and delivered strong, profitable growth and shareholder returns across the vast majority of our geographies. Our business units and corporate centers of excellence contributed to these outstanding results by consistently executing on strategic initiatives and leveraging our position on a global scale. Among other achievements, we acquired and integrated Veda Group Limited—the largest acquisition in company history—positioning us for growth in the Asia Pacific geography and further broadening our global presence in important growth markets. We also executed on our strategy to invest in our talent base, growing our Company by 16.5% to approximately 9,500 employees worldwide.

The Company is well positioned for a strong 2017 and beyond. We remain dedicated to the five strategic imperatives that have underpinned our success over the past decade and allowed us to globalize fundamental management disciplines and facilitate greater linkage between our strategy and execution. This operational scale will increase our capacity to continue investing in initiatives to drive innovation and growth. With a compelling vision, dedication to operational excellence and strong commitment to our shareholders, we are uniquely positioned to create unparalleled analytical insights, which will drive our delivery of long-term, sustainable growth.

Shareholder Engagement Actions

Continued delivery of sustainable, long-term value to our shareholders requires regular engagement with our investors. In 2016, we conducted investor outreach meetings with shareholders representing approximately 60% of our shares, during which we discussed corporate governance, executive compensation and other issues. Our investors’ comments are reviewed and considered by our Governance and Compensation Committees, as well as the full Board.

•	Board Diversity. Our shareholders expressed general support of our corporate governance practices in our engagement discussions, and also highlighted the importance of a diverse board of directors. The Board believes that diversity of experiences, gender, ethnicity and age plays a pivotal role in constructing an effective leadership structure, and is committed to considering these factors as it contemplates future director candidates. Consistent with this belief, the Governance Committee seeks to evaluate a diverse pool of candidates when selecting a new director. In November 2016, we elected Ms. Elane Stock to the Board.

•	Board Refreshment. Our Board recognizes the importance of Board refreshment and succession planning and we have engaged with investors regularly on these topics. In view of the near-term scheduled retirement of three independent directors, the Governance Committee has implemented a strategy to effect a smooth transition of the Board, to fill the gaps in experience these vacancies may create, and to anticipate future needs for expertise and skill sets in new and emerging markets, technology, security and regulatory compliance, while also enhancing the diversity on our Board. Since 2013, we have appointed three new independent directors and decreased the average non-management tenure of our director nominees from 10.4 years to 8.8 years.

•	Proxy Access Bylaws. After thoughtful discussions with several of our shareholders during 2016 and prior years, we adopted a bylaw provision allowing shareholders to nominate directors and have such nominees included in the proxy statement. Our new proxy access bylaw provision enables a shareholder or group of up to 20 shareholders who have held 3% of our stock for 3 years to nominate up to 20% of the Board.

•	Double-Trigger Change-in-Control Provisions. Following discussions with shareholders and a review of our long-term incentive program, beginning in 2017, equity awards to our NEOs will include a “double-trigger” change-in-control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause or the acquirer fails to assume the awards. We already have double-trigger structures in place for other aspects of our compensation program.

•	Enhanced Oversight of Political Engagement. We understand that transparency and accountability with respect to political expenditures are important to certain of our shareholders. In early 2017, our Board adopted a political engagement policy regarding Company political activity, including corporate political expenditures. Under the oversight of our Governance Committee, we will disclose on our corporate website aggregate annual political contributions made directly by the Company with corporate funds.

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Governance Highlights

Independent Board	• 10 of our 11 director nominees are independent.
Gender Diversity	• 2 of our 11 director nominees are female.
Board Refreshment

•   The Governance Committee has established a succession plan with the assistance of an independent executive search consultant to identify highly-qualified and diverse director candidates to replace three independent directors who are scheduled to retire in 2017 and 2018.

•   In 2016, pursuant to this succession plan, the Board elected two new independent directors—Ms. Elane Stock and Mr. Thomas Hough—reflecting diversity of gender, skills, experience and background. The Governance Committee will continue its ongoing succession planning in 2017 to identify an additional qualified director candidate.

•   Upon election of the Board’s nominees at the Annual Meeting, the average non-management director tenure will be 8.8 years.

Independent Presiding Director

•   Our independent directors elect our Presiding Director. In May 2016, Mark L. Feidler was elected to serve as Presiding Director in the place of L. Phillip Humann.

•   Our Presiding Director has broad powers including:

–  advising the Chairman and CEO of decisions reached, and suggestions made, at the executive session of the non-management directors;

–  calling meetings of the non-management directors and approving agendas;

–  facilitating communication between the non-employee directors and the Chairman and CEO;

–  meeting directly with management and non-management employees of the Company; and

–  being available for consultation and direct communication with shareholders, as appropriate.

Annual Board Leadership Evaluation and Succession Planning

•   The Board annually reviews the leadership structure to determine whether a combined Chairman and CEO role or separate roles are in the best interests of shareholders.

•   The Board annually evaluates the CEO’s performance.

•   The Board annually conducts a rigorous review and assessment of the succession planning process for the CEO and other top officers.

Annual Director Election	• Each director is elected on an annual basis.
Limits on Outside Board Service

•   Outside directors are limited to service on four other public company boards and our CEO is limited to two other public company boards.

•   Currently, no director serves on more than two other public company boards and our CEO does not serve on any other public company boards.

Director Stock Ownership	• Each director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer.
Stock Hedging and Pledging Policies

•   Our insider trading policy bars our directors, officers and employees from owning financial instruments or participating in investment strategies that hedge the economic risk of owning Equifax stock.

•   We prohibit executive officers and directors from pledging Equifax securities as collateral for loans (including margin loans).

Proxy Access Bylaws

•   In early 2017, our Board adopted a proxy access bylaw provision that allows shareholders meeting certain requirements to nominate directors and have such nominees included in the proxy statement—commonly referred to as “proxy access.”

No “Poison Pill”	• We do not have a “poison pill” plan in place.
Enterprise Risk Management

•   We have a rigorous enterprise risk management program targeting controls over operational, financial, legal/regulatory compliance, reputational, technology, privacy, data security, strategic and other risks that could adversely affect our business. The program also includes crisis management and business continuity planning. See “How We Manage Risk” and “Board Risk Oversight” on page 21.

Enhanced Political Engagement Oversight

•   In early 2017, our Board adopted a political engagement policy regarding Company political activity, including corporate political expenditures. The Governance Committee has oversight authority pursuant to this new policy.

•   We disclose aggregate annual political contributions made directly by the Company with corporate funds on our corporate website.

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What am I voting on and what are the Board’s voting recommendations?

		Board Voting	Page Reference
Agenda Item		Recommendation	(for more detail)
Proposal 1	Election of 11 Director Nominees	FOR EACH NOMINEE	12
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	23
Proposal 3	Advisory Vote on Frequency of Future Say-on-Pay Votes	ANNUAL VOTE	58
Proposal 4	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2017	FOR	60
Proposal 5	Shareholder Proposal Regarding Political Contributions Disclosure	AGAINST	61

Proposal 1 — Election of 11 Director Nominees

The Board is asking you to elect the 11 nominees for director named below for terms that expire at the 2018 annual meeting. The directors will be elected by a majority vote. This year’s Board nominees include two new directors—Ms. Elane Stock, retired Group President, Kimberly-Clark International, and Mr. Thomas Hough, retired Americas Vice Chair, Ernst & Young LLP. These additions to our Board reflect our ongoing board refreshment strategy and further strengthen and diversify the skills and experiences the Board will rely on to lead the Company toward future growth. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of 11 Director Nominees” on page 12.

Name	Age	Occupation	Independent	Board Committees
Robert D. Daleo	67	Retired Vice Chairman of Thomson Reuters		Audit (Chair) Compensation Executive
Walter W. Driver, Jr.	71	Chairman–Southeast of Goldman, Sachs & Co.		Governance
Mark L. Feidler	60	Founding Partner of MSouth Equity Partners		Executive (Chair) Technology
G. Thomas Hough	62	Retired Americas Vice Chair of Ernst & Young LLP		Audit Technology
L. Phillip Humann	71	Retired Executive Chairman of the Board of SunTrust Banks, Inc.		Compensation (Chair) Executive Governance
Robert D. Marcus	51	Non-Executive Chairman of Ocelot Partners Limited		Compensation Governance
Siri S. Marshall	68	Retired Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc.		Compensation Executive Governance (Chair)
John A. McKinley	59	Chief Executive Officer of SaferAging, Inc. and Co-Founder of Launchbox Digital		Audit Executive Technology (Chair)
Richard F. Smith	57	Chairman and Chief Executive Officer of Equifax Inc.		None
Elane B. Stock	52	Retired Group President of Kimberly-Clark International		Technology
Mark B. Templeton	64	Retired Chief Executive Officer, President and Director of Citrix Systems, Inc.		Compensation Technology

= Presiding Director

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Board Expertise and Skills

Our Board is comprised of experienced leaders with the right skills and business experience to provide sound judgment, critical viewpoints and guidance in an evolving environment. The following chart represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. You can find additional information under “Board Skills Matrix” on page 16 that highlights the depth and breadth of skills on the Board.

PROPOSAL 2 — Advisory Vote to Approve Named Executive Officer Compensation

The Board is asking you to approve, on an advisory basis, the compensation of our CEO, CFO and the three other most highly compensated executive officers calculated in accordance with SEC rules and regulations (collectively, the named executive officers or NEOs) as disclosed in this Proxy Statement.

2016 Compensation Program Overview

Compensation Element	Link to Performance	Purpose
Base Salary	Fixed Compensation	Provides sufficiently competitive pay to attract and retain experienced and successful executives
Annual Incentive Plan • Variable Cash Award	Performance Metrics: • Operating Revenue • Adjusted EPS	Encourages and rewards valuable contributions to our annual financial and operational performance objectives
Long-Term Incentive (LTI) • Performance Shares • Time-Based Restricted Stock Units (RSUs)	Performance Metric: • Relative TSR	Retains our executives and drives stock performance for shareholders

Compensation Best Practices

What We Do

  Strong emphasis on performance-based compensation.

  Double-trigger change-in-control cash severance benefits.

  Beginning in 2017, equity awards to our NEOs include a double-trigger change-in-control provision.

  Mix of short-term and long-term incentives and performance metrics.

  Capped annual and long-term incentive awards.

  Meaningful share ownership requirements for senior officers.

  Rigorous executive compensation clawback policy.

  Anti-hedging and -pledging policy for officers and directors.

  Independent Compensation Committee advised by independent compensation consultant.

  No re-pricing of underwater stock options.

  No tax gross-ups for perquisites or new change-in-control agreements.

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PROPOSAL 3 — Advisory Vote on Frequency of Future Say-on-Pay Votes

The Board recommends ANNUAL frequency for future say-on-pay votes.

PROPOSAL 4 —	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2017

The Board is asking you to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL 5 — Shareholder Proposal Regarding Political Contributions Disclosure

The Board recommends a vote AGAINST this shareholder proposal.

The Company has made an extremely limited number of political contributions in amounts that are not financially material. Aggregate political contributions made directly by the Company with corporate funds totaled approximately $1,500, $2,000 and $10,250 in 2016, 2015 and 2014, respectively. In addition, the Company is transparent and accountable regarding its political contributions. A description of the Company’s oversight of political engagement, including several governance enhancements that the Board has implemented since the last annual meeting, is set forth under “Board’s Statement Opposing Proposal 5” on page 61.

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PROPOSALS TO BE VOTED ON

PROPOSAL 1	Election of 11 Director Nominees

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The 11 nominees for election listed below have consented to being named in this Proxy Statement and to serve if elected. This year’s nominees include two new directors, Ms. Elane Stock and Mr. Thomas Hough. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served during 2016. In addition, each nominee then serving attended the 2016 annual meeting of shareholders and was re-elected at such meeting.

Our directors have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, knowledge, ethnicity and gender. As more fully discussed under “Director Membership Criteria and Nomination Processes” on page 20, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Presented below is biographical information for each of the nominees.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE LISTED BELOW.

Our Director Nominees

ROBERT D. DALEO
Director since 2006 Age 67 Independent Audit Committee (Chair) Compensation Committee Executive Committee

Retired Vice Chairman of Thomson Reuters, a global provider of integrated information solutions to business and professional customers. Mr. Daleo was Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors from 1997 through 2011, Vice Chairman from 2011 until his retirement in December 2012, and a member of The Thomson Corporation board of directors from 2001 to April 2008. From 1994 to 1997, Mr. Daleo served in senior operations, planning, finance and business development positions with Thomson Reuters.

Other Public Directorships

•  Citrix Systems, Inc.

Overview of Board Qualifications

Mr. Daleo has developed extensive financial accounting and corporate finance expertise through his experience as chief financial officer of a large multinational company. The Board values his leadership and risk assessment skills which are important to our efforts to expand our global information solutions business, data acquisitions and marketing to banks and other financial institutions. Mr. Daleo also has public company board experience.

WALTER W. DRIVER, JR.
Director since 2007 Age 71 Independent Governance Committee

Chairman–Southeast of Goldman, Sachs & Co., a global investment banking, securities and investment management firm, since January 2006. He also serves on the Goldman Sachs Board of International Advisors. Prior to joining Goldman Sachs, Mr. Driver served as Chairman of King & Spalding LLP, an international law firm, from 1999 through 2005.

Other Public Directorships

•  Total System Services, Inc.

Overview of Board Qualifications

Mr. Driver has extensive investment banking expertise in evaluating corporate acquisitions, strategies, operations and risks. The Board values his judgment, skills and experience in legal and regulatory matters gained through leadership of a major international law firm. Mr. Driver also has corporate governance experience and insight gained through his legal practice and public company directorships, including service on compensation and governance committees.

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MARK L. FEIDLER
Director since 2007 Age 60 Independent Presiding Director Executive Committee (Chair) Technology Committee

Founding Partner of MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Mr. Feidler was President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. Mr. Feidler served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007.

Other Public Directorships

•  New York Life Insurance Company (Lead Director)

Overview of Board Qualifications

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting and risk management are an important resource for our Board.

G. THOMAS HOUGH
Director since 2016 Age 62 Independent Audit Committee Technology Committee

Retired Americas Vice Chair of Ernst & Young LLP, an international public accounting firm. Based in New York, he was Vice Chair of Assurance Services of Ernst & Young from 2009 to July 2014, and Americas Vice Chair until his retirement in September 2014. Mr. Hough joined Ernst & Young in 1978 and became a partner in 1987. During his career at Ernst & Young, he led various teams across the firm, including serving as Vice Chair and Southeast Area Managing Partner from 2000 to 2009 and Vice Chair of Human Resources from 1996 to 2000.

Other Public Directorships

•  Publix Super Markets, Inc.

•  Federated Fund Family

Overview of Board Qualifications

Mr. Hough brings invaluable experience in audit, accounting, finance and corporate governance. His background in financial accounting and risk management, including leadership experience at a major international accounting firm, is of particular importance to our Board.

L. PHILLIP HUMANN
Director since 1992 Age 71 Independent Compensation Committee (Chair) Executive Committee Governance Committee

Retired Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company. Mr. Humann was Executive Chairman of the Board of SunTrust Banks, Inc. from 2007 to April 2008; Chairman and Chief Executive Officer from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998.

Other Public Directorships

•  Coca-Cola Enterprises, Inc. (Presiding Director)

•  Haverty Furniture Companies, Inc. (Lead Director)

Overview of Board Qualifications

Mr. Humann has over 41 years of experience in the banking, mortgage and financial services industry. The Board highly values his experience and insights regarding how our customers use our services and products to manage their risk objectives. The Board also values his leadership skills and deep knowledge of our business and perspective gained from 25 years of service on our Board and at other public companies.

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ROBERT D. MARCUS
Director since 2013 Age 51 Independent Compensation Committee Governance Committee	Non-Executive Chairman of Ocelot Partners Limited, a special purpose acquisition company incorporated in the British Virgin Islands and listed on the London Stock Exchange, since March 2017. He was Chairman and Chief Executive Officer of Time Warner Cable Inc., a provider of video, high-speed data and voice services, from January 2014 to May 2016. He served as President and Chief Operating Officer of Time Warner Cable Inc. from 2010 to 2013. Prior thereto, he was Senior Executive Vice President and Chief Financial Officer from January 2008 and Senior Executive Vice President from August 2005. Mr. Marcus joined Time Warner Cable Inc. from Time Warner Inc. where he held various senior positions from 1998. He was named a director of Time Warner Cable Inc. in July 2013. From 1990 to 1997, he practiced law at Paul, Weiss, Rifkind, Wharton & Garrison.

Overview of Board Qualifications

Mr. Marcus has extensive operating, financial, legal and regulatory experience through his position with a major cable company, as well as expertise in mergers and acquisitions. This background is relevant to us as we market our products to data and telecommunications companies and other vertical markets. His public company operating and finance experience and background in legal and regulatory matters are an important resource for our Board.

SIRI S. MARSHALL
Director since 2006 Age 68 Independent Governance Committee (Chair) Compensation Committee Executive Committee

Retired Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a global diversified foods maker and distributor, where she served in that position from 1994 until her retirement in January 2008. She is on the Board of Directors of Direct Relief and the Yale Law School Center for the Study of Corporate Law, and on the Board of Advisors of Manchester Capital Management, Inc. During the past five years, Ms. Marshall also served as a director of Alphatec Holdings, Inc., provider of spinal fusion technologies, BioHorizons, Inc., a dental implant and biologics company, and a Distinguished Advisor to the Straus Institute for Dispute Resolution. In February 2011, Ms. Marshall received the Sandra Day O’Connor Board Excellence Award from DirectWomen.

Other Public Directorships

•  Ameriprise Financial, Inc.

Overview of Board Qualifications

Ms. Marshall’s over 13 years of executive experience at General Mills provides a valuable perspective on our organizational management, legal, compliance, regulatory and government affairs, consumer products business and corporate governance. The Board particularly values her broad experience with other public company boards, including formerly as a presiding director of a large financial institution, as well as her perspective and insight gained through her service on the executive, compensation and governance committees of other public companies and her leading role in corporate law and dispute resolution matters.

JOHN A. MCKINLEY
Director since 2008 Age 59 Independent Technology Committee (Chair) Audit Committee Executive Committee	Chief Executive Officer of SaferAging, Inc., a senior care service provider based in Washington, D.C., and Co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C. Mr. McKinley was Chief Technology Officer of News Corporation from July 2010 to September 2012. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Overview of Board Qualifications

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as chief technology officer at a number of leading global companies. These skills are highly relevant to the Board’s oversight of risks and opportunities in our technology operations, risk management and capital investments. The Board also values his entrepreneurial insights.

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RICHARD F. SMITH
Director since 2005 Age 57 Chairman	Chairman and Chief Executive Officer of Equifax since September 2005. Mr. Smith was Chief Operating Officer of GE Insurance Solutions from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp. from 2001 to 2003; and President and Chief Executive Officer of GE Capital Fleet Services from 1995 to 2000.

Overview of Board Qualifications

As Chairman and CEO, Mr. Smith leads our senior management team and brings to the Board extensive knowledge of the Company and its strategy gained through his demonstrated leadership and performance in all aspects of our business. The Board also values his management experience over a 22-year career at General Electric Co. in global leadership positions in insurance, asset management and financing.

ELANE B. STOCK
Director since 2017 Age 52 Independent Technology Committee

Retired Group President of Kimberly-Clark International, a division of Kimberly-Clark Corporation, a leading global consumer products company. She served in that position from 2014 until her retirement in January 2017. From 2012 to 2014, Ms. Stock was the Group President for Kimberly-Clark Professional, and from 2010 to 2012, she was the Chief Strategy Officer of Kimberly-Clark Corporation. Prior to Kimberly-Clark, Ms. Stock was the National Vice President of Strategy for the American Cancer Society from 2008 to 2010 and Regional Manager of Georgia Pacific’s (Koch Industries) Color-Box business from 2007 to 2008. From 1992 to 2001 and 2005 to 2007, she held progressive management positions at McKinsey & Company.

Other Public Directorships

•  YUM! Brands, Inc.

Overview of Board Qualifications

Ms. Stock brings extensive strategy, diversified operations and multi-national experience in leading global consumer and B2B businesses. Her expertise in branding, marketing, sales, strategic planning and international business development is particularly important as Equifax develops and markets new products and services for consumers and businesses across the world.

MARK B. TEMPLETON
Director since 2008 Age 64 Independent Compensation Committee Technology Committee

Retired Chief Executive Officer, President and Director of Citrix Systems, Inc., a global software development firm. He served as Chief Executive Officer of Citrix Systems, Inc. from 1999 to 2015.

Other Public Directorships

•  Keysight Technologies, Inc.

Overview of Board Qualifications

The Board highly values Mr. Templeton’s operating experience, leadership and perspective in business strategy, operations, and business growth. His counsel and insight in technology opportunities, particularly in the development and global marketing of advanced technology products, has direct application to our strategic emphasis on investment in new technology products and global expansion.

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Board Skills Matrix

The Board skills matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. This matrix highlights the depth and breadth of skills on the Board.

Experience, Expertise or Attribute	Daleo	Driver	Feidler	Hough	Humann	Marcus	Marshall	McKinley	Smith	Stock	Templeton
General Management & Business Operations
CEO Experience
CFO Experience
CTO Experience
EFX Industry Knowledge
Technology
Finance/Financial Industry
Accounting
Risk Management
International Business
Strategy Development
Mergers & Acquisitions
Consumer Marketing
Legal/Regulatory
Corporate Governance

BOARD LEADERSHIP & CORPORATE GOVERNANCE

Equifax Corporate Governance

Our Board of Directors and management team are committed to achieving and maintaining high standards of corporate governance, ethics and integrity. We conduct our business in a manner that is socially responsible, value-based and in compliance with the law. We periodically review our governance policies and practices against evolving standards and make changes as appropriate. We also value the perspectives of our shareholders and other stakeholders, including our employees and the communities in which we operate, and take steps to implement their points of view when warranted.

Investor engagement over the last several years has prompted review of and changes to our governance practices, and our Board remains committed to continuous improvement. See “Governance Highlights” on page 8 for a summary of our key governance practices, including a description of our new proxy access bylaw provision and recent enhancements to our oversight of political engagement activities.

The following sections summarize our corporate governance policies and practices including our Board leadership structure, our criteria for director selection and the responsibilities and activities of our Board and its committees. Our corporate governance documents, including the Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues (the “Governance Guidelines”), our Board committee charters and our codes of ethics and business conduct applicable to our directors, officers and employees, are available at www.equifax.com/about-equifax/corporate-governance, or in print upon request to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. These codes provide our policies and expectations on a number of topics, including our commitment to good citizenship, providing transparency in our public disclosures, avoiding conflicts of interest, honoring the confidentiality of sensitive information, preservation and use of Company assets, compliance with all laws and operating with integrity in all that we do. There were no waivers from any provisions of our codes or amendments applicable to any Board member or executive officer in 2016.

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Board Leadership Structure

The Board annually reviews its leadership structure. The Board believes its current leadership structure and composition, along with the strong leadership of our independent directors (11 of 12 current members), fully independent Board committees and Presiding Director, and the highly effective corporate governance structures and processes in place, strike an appropriate balance between consistent leadership and independent oversight of the Company’s business and affairs. The leadership structure of our Board of Directors includes:

•	Combined Chairman of the Board and CEO. The Board believes that the Company has been well served by having Richard F. Smith serve as both Chairman and CEO. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes that Mr. Smith is the director best qualified to act as Chairman of the Board and to lead Board discussions regarding the performance of the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the independent directors and continuity of leadership.

•	Independent Presiding Director with Clearly-Defined Leadership Authority and Responsibilities. The Presiding Director is elected annually by a majority of the independent directors and has responsibilities such as advising the Chairman and CEO of decisions reached, and suggestions made, at the executive sessions of the non-management directors, calling meetings of the non-management directors, presiding at executive sessions of the Board and at each Board meeting at which the Chairman and CEO is not present, reviewing and approving agendas, schedules and materials for Board meetings, meeting directly with management and non-management employees of the Company, consulting and directing communication with shareholders, as appropriate, and facilitating communication between the non-employee directors and the Chairman and CEO, including annual Board self-evaluations.

•	Independent, Active and Effective Directors. Our Governance Guidelines provide that all non-employee directors meet in executive session outside the presence of the CEO and other Company personnel during a portion of each of the Board’s regularly scheduled meetings. As noted above, the Presiding Director chairs these executive sessions and develops the agenda for each executive session.

•	Annual Self-Evaluations. Our Board continually seeks to improve its performance. We have a rigorous annual Board and committee self-evaluation process, which presents the opportunity to examine the Board’s effectiveness and practices and identify areas for improvement. Our Governance Committee annually discusses what format to use for the board evaluation. Under the standard process, each director completes written Board and committee evaluation questionnaires. The questionnaire responses are then aggregated without individual attribution. Our Presiding Director references the response summaries and conducts a one-on-one discussion with each director regarding Board and committee effectiveness and engagement. Following these individual discussions, each committee and the full Board conducts a self-evaluation discussion in non-management executive sessions. Periodically, the Board engages an outside consultant to facilitate the Board and committee self-evaluation process. This occurred most recently in 2015.

In addition, our directors:

•	Consistently Interact with Management. Senior leaders of the Company present regularly to our directors to enable the Board to hear directly from the leaders that have responsibility for, and can provide additional insight into, particular areas that are being discussed.

•	Retain Independent Advisors. Directors are authorized to hire outside consultants, experts and advisors at the Company’s expense. In particular, the Compensation Committee utilizes an independent national executive compensation consulting firm to provide advice with respect to compensation for our NEOs and other officers.

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Committees of the Board of Directors

The Board has five standing committees, all of which are comprised of independent directors as defined in the NYSE rules. The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. In 2016, the Board held six meetings.

		Committee Memberships
Name and Occupation	Independent	Audit	Compensation	Executive	Governance	Technology
James E. Copeland, Jr.
Robert D. Daleo
Walter W. Driver, Jr.
Mark L. Feidler
G. Thomas Hough
L. Phillip Humann
Robert D. Marcus
Siri S. Marshall
John A. McKinley
Richard F. Smith
Elane B. Stock
Mark B. Templeton
Meetings held in 2016		5	4	0	4	4

= Presiding Director
= Audit Committee Financial Expert
= Committee Chair

Each Committee operates pursuant to a written charter which is available on the Company’s website at www.equifax.com/about-equifax/corporate-governance. The following summarizes the oversight responsibilities of each Committee:

Audit Committee	•	Direct authority to appoint, review and discharge our independent auditors.
	•	Reviews and pre-approves the services provided by our independent auditors and reviews the independence of that firm.
	•	Reviews our audited and unaudited financial statements, earnings press releases and financial information and discusses the same with our independent auditors and management.
	•	Reviews the integrity of our financial reporting process and the adequacy and effectiveness of our financial and information technology controls.
	•	Oversees our regulatory compliance program and administers our Code of Ethics and Business Conduct.
	•	Reviews our policies related to enterprise risk assessment and risk management.
	•	Oversees our internal audit function.
	•	Meets separately with the internal and external auditors to ensure full and frank communications with the Committee.
Compensation Committee	•	Approves and oversees our executive compensation programs and policies.
	•	Determines executive officer compensation.
	•	Conducts an annual risk assessment of our compensation programs.
	•	Approves employee compensation and benefit plans.
	•	Monitors the effectiveness and funded status of our retirement and 401(k) plans.
	•	Advises management and the Board on succession planning and other significant human resources matters.
Executive Committee	•	Authorized to exercise the powers of the Board in managing our business and property during the intervals between Board meetings, subject to Board discretion and applicable law.
Governance Committee	•	Reviews and makes recommendations to the Board regarding director nominees and director independence.
	•	Makes recommendations to the Board with respect to Board and committee organization, membership and function.
	•	Oversees an annual review of the effectiveness of the Board and its committees.
	•	Recommends to the Board, and monitors compliance with, our Governance Guidelines and other corporate governance matters.
	•	Exercises oversight of director compensation program and makes recommendations on such compensation for approval of the Board.

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Technology Committee	•	Assesses our technology development strategies.
	•	Makes recommendations to the Board as to scope, direction, quality, investment levels and execution of technology strategies.
	•	Oversees the execution of technology strategies formulated by management and technology risk and opportunities.
	•	Provides guidance on technology as it may pertain to, among other things, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies, and security concerns.

Director Independence

Our Governance Guidelines provide that a substantial majority of our Board should be independent. Our Guidelines for Determining the Independence of Directors, which may be accessed on our website at www.equifax.com/about-equifax/corporate-governance, meet or exceed the requirements of SEC rules and regulations and the NYSE listing standards.

The Board has affirmatively determined that all directors, except Mr. Smith who is an officer of the Company, are independent under the applicable NYSE listing standards, SEC rules and our Guidelines for Determining the Independence of Directors. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. Specifically, in the case of Mr. Hough, the Board considered his former employment with Ernst & Young and the fact that his son is a non-executive employee of the Company. After evaluating these relationships, including discussions with Mr. Hough and Ernst & Young, the Board determined that Mr. Hough’s independence is not impaired. The Board views the independence analysis as an ongoing consideration and will continue to monitor these relationships.

Each director is an equal participant in decisions made by the full Board. All of our Board committees are comprised of independent directors.

Board Refreshment and Succession Planning

The Governance Committee regularly assesses the requirements of the Board and makes recommendations regarding its size, composition and structure. The Governance Committee is focused on how the experience and skill set of each individual director complements those of fellow directors to create a balanced Board with diverse viewpoints, skill sets, expertise and reflecting a diversity of experiences, gender, ethnicity and age. As part of its ongoing strategic review regarding Board refreshment, the Governance Committee seeks to anticipate future needs for expertise in new and emerging markets, technology, security and regulatory compliance, while also enhancing the diversity on our Board.

Board Tenure and Refreshment. The following table shows the tenure of our non-management directors, which is well distributed to create a balanced Board. Mr. Copeland will reach the mandatory retirement age of 72 prior to our Annual Meeting and thus not stand for re-election, and Messrs. Driver and Humann are scheduled to reach the mandatory retirement age prior to our 2018 annual meeting. In view of these scheduled retirements, the Governance Committee has been actively engaged in a process, with the assistance of an executive search firm, to effect a smooth transition of the Board, to fill the gaps in experience these vacancies may create. To that end, since our last annual meeting of shareholders, we have added two new independent directors to our Board—Ms. Elane Stock and Mr. Thomas Hough.

Since 2013, we have appointed three new independent directors and decreased the average non-management tenure of our director nominees from 10.4 years to 8.8 years. Individual and average tenure information for our Board (following election of the 11 director nominees named in this Proxy Statement at the Annual Meeting) is as follows:

TENURE OF NON-MANAGEMENT DIRECTORS

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Director Membership Criteria and Nomination Processes

Process for Identifying and Evaluating Director Nominees. When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds in the manner it deems appropriate to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm, recommendations from independent directors, the Chairman of the Board, management or other advisors to the Company, and recommendations by shareholders. The Governance Committee Chair and Presiding Director are provided with copies of the resumes for potential candidates by the search firm and review them as appropriate with the Governance Committee, our CEO and the full Board. Ms. Stock was identified as a potential candidate by an independent executive search consultant and Mr. Hough was identified by our CEO and other members of the Board.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, this criteria includes, among other things, a director candidate’s integrity and ethical standards, independence from management, the ability to provide sound and informed judgment, a history of achievement that reflects superior standards and willingness to commit sufficient time. The Governance Committee and the Board also consider whether the candidate is independent under the standards described under “Director Independence” on page 19 and whether the candidate is financially literate.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through, among other things, diversity in gender, age, ethnicity and professional experience. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of the Board’s annual self-assessment.

Directors are limited to service on five public company boards, including our Board. Audit Committee members may not serve on the audit committee of more than three public companies absent a Board determination that such service will not impair the ability of such member to serve effectively on the Company’s Audit Committee. In addition, our CEO may not serve on the Board of more than three public company boards, including our Board.

Procedures for Shareholders to Recommend Director Nominees. The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders using the same process that applies to candidates identified by other sources. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee by November 24, 2017, c/o Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of our Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, an undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. See “How do I submit a proposal or director nominee for the Annual Meeting of Shareholders in 2018?” on page 67. A copy of our Bylaws is available on our website at www.equifax.com/about-equifax/ corporate-governance or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

Director Orientation and Continuing Education

Upon joining our Board, directors participate in an orientation program regarding our Company, including business operations, strategy, regulation and governance. Members of our senior management regularly present reports at Board meetings and review the operating plan and strategy of each of our business units and the Company as a whole, as well as provide periodic training sessions regarding regulatory compliance and governance issues. The Board also conducts periodic visits to our key facilities. Board members also may attend outside director continuing education programs at Company expense to assist them in keeping pace with developments in corporate governance and critical issues relating to the operations of public company boards.

Management Succession Planning and Talent Development Process

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is accelerated and strategic talent is leveraged to focus on current and new business imperatives. The specific criteria for the CEO position are aligned with our long-term growth strategy we refer to as our Growth Playbook, and succession and development plans are monitored for each of the CEO’s direct reports including high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Compensation Committee and the Board also review the foregoing in executive session on a regular basis.

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How We Manage Risk

We have a rigorous enterprise-wide risk management (“ERM”) program targeting controls over operational, financial, legal and regulatory compliance, reputational, technology, privacy, data security, strategic and other risks that could adversely affect our business. The program also includes crisis management, disaster recovery and business continuity planning. Our ERM program is designed to support the achievement of our organizational and strategic objectives, to identify and manage risks, to improve long-term organizational performance and to enhance shareholder value. The implementation and execution of our ERM program is supervised by the director of our internal audit department.

Each business unit and corporate support unit has primary responsibility for assessing and mitigating risks within its respective areas of responsibility. Our CEO and senior leadership team receive comprehensive periodic reports on the most significant risks from the director of our internal audit department. In addition, our director of internal audit reports to the Audit Committee on a quarterly basis and reports annually to the full Board, as described below under “Board Risk Oversight.”

Board Risk Oversight

Our Board oversees risk management at the Company. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

The risk management roles and responsibilities of the Board and its committees are:

Board of Directors

•	Monitors our “tone at the top” and risk culture and oversees emerging strategic risks.
•	On an annual basis, the Board performs an enterprise risk assessment with management to review the principal risks facing the Company and monitors the steps management is taking to map and mitigate these risks.
–	The Board then sets the general level of risk appropriate for the Company through business strategy reviews.
–	Risks are assessed throughout the business, focusing on (i) financial, operational and strategic risk, and (ii) ethical, legal, privacy, data security (including cybersecurity), regulatory and other compliance risks.

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Related Person Transaction Policy

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members (each, a “Related Person”), where the amount of the transaction is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	the benefits to the Company;

•	the availability of other sources for comparable products or services; and

•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Shareholders

During 2016, the Company was not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any Related Person had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” beginning on page 24 and “Director Compensation” on page 55 of this Proxy Statement.

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PROPOSAL 2	Advisory Vote to Approve Named Executive Officer Compensation

Summary

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this Proxy Statement titled “Executive Compensation” beginning on page 24. This vote is commonly referred to as “say-on-pay.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Equifax’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

Our 2016 executive compensation program aligned closely with our financial performance:

Outstanding 2016 Company financial performance	•

Our excellent financial and operating results continued in 2016:

–  Corporate Operating Revenue from continuing operations increased 18% to $3.1 billion.

–  Corporate Adjusted EPS from continuing operations rose 23% to $5.52.*

We emphasize pay-for- performance and tie a significant amount of our NEOs’ target pay to our performance	•	Approximately 86% of CEO’s target total direct compensation, and an average of 70% of the total targeted direct compensation of our other NEOs, was variable, at-risk incentive-based and stock-based compensation tied to the achievement of internal performance targets, Company stock price and relative shareholder return performance.
Our compensation programs are well-aligned with the long-term interests of our shareholders	•	Equity awards and our stock ownership guidelines serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term performance.
	•	In 2016, long-term equity incentive awards represented 72% of our CEO’s target total direct compensation (and an average of 52% for our other NEOs). Performance shares and time-based RSUs are designed to align with long-term stock performance both on an absolute basis and relative to peers.
We provide competitive pay opportunities that reflect best practices and strong governance standards	•	Our independent Compensation Committee reviews our executive compensation program to ensure that it provides competitive pay opportunities and demonstrates a commitment to strong corporate governance.
	•	The Committee establishes appropriate performance targets based on our strategic and operating plans.
	•	The Committee has retained an external, independent compensation consultant to assist in aligning our program with our shareholders’ interests and current market practices, and to guard against programs that create any inappropriate or excessive risk likely to have a material adverse effect on the Company.
*	Corporate Adjusted EPS for 2016, as reported in the Executive Compensation section, is a non-GAAP financial measure used by the Company for incentive measurement purposes. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found under “GAAP/Non-GAAP Measures” on the Investor Relations page of our website at www.equifax.com. For incentive measurement purposes, Corporate Operating Revenue is adjusted and Corporate Adjusted EPS is further adjusted to be stated in constant dollars at our budgeted 2016 foreign exchange rates.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests and support long-term value creation.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of Equifax’s executive compensation program. To the extent there is any significant negative vote, we will consult directly with our shareholders to better understand the concerns that influenced the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Quick Reference

To assist shareholders in finding important information, this Compensation Discussion and Analysis (CD&A) section is organized as follows:

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 41 of this Proxy Statement. The NEOs are:

NEO	Title in 2016	Years in Position at End of 2016 (rounded)	Years of Service at End of 2016 (rounded)
Richard F. Smith	Chairman and Chief Executive Officer	11	11
John W. Gamble, Jr.	Corporate Vice President and Chief Financial Officer	3	3
John J. Kelley III	Corporate Vice President, Chief Legal Officer and Corporate Secretary	4	4
Rodolfo O. Ploder	President, Workforce Solutions	1	13
Coretha M. Rushing	Corporate Vice President and Chief Human Resources Officer	11	11

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Executive Summary

Our Business

Equifax Inc. is a leading global provider of information solutions and human resources business process outsourcing services for businesses, governments and consumers. We have a large and diversified group of clients, including financial institutions, corporations, governments and individuals. Our products and services are based on comprehensive databases of consumer and business information derived from numerous sources including credit, financial assets, telecommunications and utility payments, employment, income, public record, demographic and marketing data. We use advanced statistical techniques and proprietary software tools to analyze all available data, creating customized insights, decision-making solutions and processing services for our clients. We help consumers understand, manage and protect their personal information and make more informed financial decisions. We also provide information, technology and services to support debt collections and recovery management. Additionally, we are a leading provider of payroll-related and human resource management business process outsourcing services in the United States.

2016 Target Pay Mix

As illustrated in the chart below, the Company emphasizes long-term equity awards and annual performance-based cash incentives so that a substantial portion of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise driven by performance (86% of total direct compensation for our CEO and an average of 70% for the other NEOs):

*	Percentages calculated using actual base salary, target annual incentive and the grant date value of annual long-term incentive awards.

Our Incentive Programs Tie to Our 2016 Financial Performance

The Company delivered outstanding financial and operating results in 2016. The financial metrics applicable to the executive compensation program were as follows:

Annual Incentive Opportunity (AIP)	•	AIP is based on the Company’s attainment of objective, pre-established financial and individual performance goals.
	•	Corporate Operating Revenue (15% of AIP) was used to measure business growth, and Corporate Adjusted EPS (65% of AIP) was used to measure the profitability of such growth.*
Key Financial	•	Corporate Operating Revenue from continuing operations increased 18% to $3.1 billion.
Performance Metrics:	•	Corporate Adjusted EPS from continuing operations rose 23%, to $5.52.*
Long-Term Incentive	•	LTI is comprised of performance shares and RSUs.
Opportunity (LTI)	•	For performance shares, three-year cumulative total shareholder return (TSR) relative to companies included in the S&P 500 Index (of which we are a member) provides a broad index for comparison and alignment with shareholder investment choices.
Key Performance Metric:	•	Three-year cumulative TSR of 76% (the key metric used in calculating performance share awards) was more than double that of the S&P 500 Index of 29%.
*	Corporate Adjusted EPS for 2016 as reported in this Executive Compensation section is a non-GAAP financial measure used by the Company for incentive measurement purposes. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found under “GAAP/Non-GAAP Measures” on the Investor Relations page of our website at www.equifax.com. For incentive measurement purposes, Corporate Operating Revenue is adjusted and Corporate Adjusted EPS is further adjusted to be stated in constant dollars at our budgeted 2016 foreign exchange rates.

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Say-on-Pay Voting Results in 2016

In determining executive compensation, our Compensation Committee considers the results of the most recent annual shareholder advisory vote on executive compensation, or “say-on-pay” vote. In 2016, approximately 83% of the votes cast approved our executive compensation program, which aligned with our expectations based on feedback gathered in our conversations with investors. The Committee continued its general approach to executive compensation for 2016, however, as we evaluated our compensation practices and talent needs throughout 2016, we were mindful of the support our shareholders expressed for our philosophy of linking compensation to our operating objectives and to the enhancement of shareholder value.

Shareholder Outreach and Engagement

The Committee considers shareholder feedback in its review of our compensation program, as well as compensation plan and benchmarking advice from its independent compensation consultant. The Committee continues to take steps to ensure that pay opportunities are performance-based, with a mix of fixed and at-risk variable pay. In 2015 and 2016, as part of our Board-directed shareholder engagement program, senior management held meetings with institutional investors representing approximately 60% of our outstanding shares, including the top ten largest and many other significant holders of our shares. We discussed a range of topics, including executive compensation. While shareholders were generally supportive of our approach to compensation, certain of our shareholders encouraged us to consider an additional performance measure for our LTI program.

In view of shareholder feedback and other considerations, including the fact that our long-term executive compensation program last underwent an overall structural and market review in 2011, the Compensation Committee performed a holistic review of our long-term incentive program during 2016. Following review, the Committee made certain design changes for 2017 that took into account shareholder feedback. These design changes are discussed on page 40 under “Actions Taken with Respect to 2017 Compensation.”

Based on shareholder recommendations, we continue to enhance our proxy disclosures regarding changes to executive compensation programs, particularly with a multi-year perspective. The Company will maintain an active dialogue with shareholders and evaluate feedback on issues of importance to our shareholders, including the metrics that drive the CEO’s long-term incentive compensation.

2016 CEO Compensation Overview

Mr. Smith was hired from a senior role at a much larger enterprise than the Company, with the expectation that he would drive the Company at an accelerated pace to a significantly larger scale over time. In order to recruit Mr. Smith in 2005, the Company constructed a starting compensation package that, although high relative to peers, was competitive with his existing package and necessary to attract him from his 22-year former position and future prospects.

The Company has consistently outperformed under Mr. Smith’s leadership and is well-positioned for sustainable, strong growth in the future. Our positive financial results for 2016 were once again greater than the annual increase in Mr. Smith’s total compensation. Since he joined the Company in September 2005 through the end of 2016, our TSR has been 96% higher than the S&P 500 Index. While the Company’s TSR has been remarkable under Mr. Smith’s leadership, Mr. Smith’s total target compensation during that period has been comparatively limited, as reflected in the following table:

CEO TOTAL TARGET COMPENSATION
COMPARED TO EQUIFAX TSR
(Average Annual Increase form 2006-2016)

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Critical, but less externally visible, improvements in the Company’s scale and operational performance have occurred in the areas of talent development and management, process improvements, platforms for growth, product diversification, global security, regulatory compliance, dividend growth and capital structure.

CEO Pay Element	Key Features
Base Salary	•	Unchanged for 2016 and unchanged since 2008. Since 2008, all increases indicated by benchmarking data have been applied to the performance-based component of Mr. Smith’s annual LTI opportunities. Since the Company’s adoption of performance shares in 2012, all increases indicated by benchmarking data have been applied to the performance share component of Mr. Smith’s annual LTI opportunities.
AIP Opportunity	•	Mr. Smith’s target annual incentive opportunity for 2016 was 105% of salary, unchanged from 2015 after a review of CEO market rate benchmarking.
	•	Goals weighted at 65% Corporate Adjusted EPS, 15% Corporate Operating Revenue and 20% individual performance, unchanged from 2015.
	•	Based on performance results relative to pre-established annual targets and individual performance objectives, Mr. Smith was awarded 200% of his target under the annual incentive plan, $3,045,000 in 2016, the same as in 2015.
2016 LTI Opportunity	•	Target LTI award was $7,651,500 in 2016 as compared to $6,823,900 in 2015, reflecting the application of all compensation increases to the performance share component of Mr. Smith’s annual LTI opportunity.
Annual Change in Pension Value	•	The present value of the accumulated benefit of Mr. Smith’s SERP and USRIP increased by $3,027,100, from $15,346,400 at December 31, 2015 to $18,373,500 at December 31, 2016, due largely to a decrease in the discount rate used to calculate the present value of future payments, from 4.99% to 4.34%.

Compensation Best Practices

What We Do

Strong emphasis on performance-based compensation.	Rigorous executive compensation clawback policy.
Double-trigger change-in-control cash severance benefits.	Anti-hedging and -pledging policy for officers and directors.
Beginning in 2017, equity awards to our NEOs include a double-trigger change-in-control provision.	Independent Compensation Committee advised by independent compensation consultant.
Mix of short-term and long-term incentives and performance metrics. Capped annual and long-term incentive awards.	No re-pricing of underwater stock options. No tax gross-ups for perquisites or new change-in-control agreements.
Meaningful share ownership requirements for senior officers.

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How We Determine the Total Amount of Compensation

Role of the Compensation Committee, Management and Compensation Consultants in Determining Executive Compensation

For information on how the Compensation Committee works with management and independent compensation consultants in making executive pay decisions, see “Role of the Compensation Committee and Management in Determining Executive Compensation” on page 37 and “Compensation Consultant Services and Independence” on page 38.

Compensation Elements, Background and Key Features

Element	Background	Key Features
Base Salary

•  Provides competitive pay to attract and retain experienced and successful executives and to attract executives from companies larger than ourselves with the requisite experience to create scalable processes necessary to drive significant growth. This philosophy positions us for business expansion without undue cost to the Company.

•  Rewards the required day to day activities and responsibilities of each position as well as individual performance.

•  The CEO’s base salary has not changed since 2008.

•  For other NEOs, base salary is targeted at the average of the size-adjusted median and 65th percentile of general industry survey data (and for the CFO, peer group proxy data), with adjustments as needed to reflect individual performance and responsibilities.

Annual Incentive Plan (AIP)

•  Encourages and rewards valuable contributions to our annual financial and operational performance objectives.

•  Designed to reward high performance and achievement of corporate and individual goals by key employees, including our NEOs.

•  The CEO’s annual cash incentive opportunity has not changed since 2011.

•  For other NEOs, annual cash incentive is targeted at the median of the general industry survey data.

•  Awards are capped at 200% of target value.

Long-Term Incentive (LTI)

•  Retains our executives and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers.

•  Performance shares provide a comprehensive and relevant comparison for our share price performance as an S&P 500 Index member.

•  RSUs are time-vested and primarily encourage retention and alignment with long-term shareholder interests.

•  All 2016 increases in the CEO’s pay opportunity were applied to the performance share component of the LTI program.

•  For other NEOs, LTI award sizes are targeted to median peer group levels, adjusted to reflect individual performance.

•  Unvested performance shares and RSUs granted prior to 2017 do not earn dividends.

Retirement Benefits	• Provide post-retirement security. Such benefits directly reward continued service and indirectly reward individual performance.	• Retirement benefits include participation in pension and savings plans, deferral plans and a supplemental retirement plan.
Perquisites	• For a discussion of the business objectives for providing perquisites, and the details of perquisites provided, see page 36.
Provision of Change-in-Control Protection	• For a discussion of the business objectives for providing change-in-control protection, and the details of change-in-control protection provided, see pages 37 and 48-53.

Benchmarking Process

We consider market pay practices when setting executive compensation. The Compensation Committee uses benchmarking as one input to decision-making with respect to setting competitive executive pay levels. For 2016, the benchmarking process was different for Mr. Smith compared to the other NEOs, for the reasons explained below.

CEO Benchmarking

Pay increases for Mr. Smith have been data-derived and moderate by market standards despite the Company’s significant growth.

Market annualized increases from 2006 through 2016 were 1% for base salary, 1.4% for target annual bonus and 7% for target long-term equity incentives, resulting in a 5% average annual increase in total compensation opportunities for Mr. Smith compared to the Company’s annualized average TSR over that period of 12.5%. In addition, Mr. Smith’s actual compensation payouts have varied considerably from year to year depending on Company performance.

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During Mr. Smith’s tenure, the Compensation Committee has also made his pay opportunities increasingly longer-term and performance-based:

•	Base salary has not increased since 2008; instead, all increases since then indicated by benchmarking data have been applied to the performance-based portion of LTI opportunities.

•	Target annual incentive as a percent of base salary has increased only five percentage points during Mr. Smith’s 12-year tenure.

•	Since Mr. Smith joined the Company in 2005 at total compensation levels necessary to attract him from his 22-year career at General Electric Company, the Compensation Committee has adjusted his pay opportunities based on annual changes corresponding to the constant sample general industry market movement for CEOs in the Aon Hewitt Total Compensation Measurement database. As it has in each year since 2008, for 2016 the Committee reflected the pay increase indicated by such market movement in the performance-based component of Mr. Smith’s target LTI opportunity.

•	Since the Company’s adoption of performance shares in 2012, all compensation increases indicated by benchmarking data have been applied to the performance share component of Mr. Smith’s annual LTI opportunities. Moreover, the Compensation Committee has steadily increased the ratio of performance-based LTI awards to time-based LTI awards, as shown in the following chart:

CEO LONG-TERM INCENTIVE MIX

The table below compares the rate of change in CEO total direct compensation (as reported in the Summary Compensation Table, excluding “change in pension value and nonqualified deferred compensation earnings” and the effect of estimated forfeitures) and the indexed cumulative TSR of our stock over the period 2011-2016:

COMPARISON OF CEO ANNUAL TOTAL DIRECT COMPENSATION
TO TSR PERFORMANCE

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Other NEO Benchmarking

For our NEOs, in 2016 we conducted a detailed market review of executive pay to evaluate each element of pay competitiveness, reviewed pay practices and compared performance against market data as described below. This analysis was discussed and reviewed by the Compensation Committee with its compensation consultant. Two primary types of market data were used to compile this analysis:

•	General industry data, focusing on data from those companies similar in size to the Company, was drawn from the Aon Hewitt Total Compensation by Industry database; and, for base salaries and annual incentives, also data from the Towers Watson U.S. General Industry Executive Database (or the Mercer Survey Data if Towers Watson Data is unavailable).

•	Peer group proxy data, for long-term incentives (and, for the CFO only, for base salary) was drawn from available proxy statements and public reports for the following 13 publicly-held companies:

PEER GROUP

Alliance Data Systems Corp.	Fidelity National Financial, Inc.	Intuit Inc.
Automatic Data Processing Inc.	Fidelity National Information Services, Inc.	Moody’s Corp.
CGI Group Inc.	Fiserv Inc.	Paychex Inc.
DST Systems Inc.	FTI Consulting Inc.	Western Union Co.
Dun & Bradstreet Corp.

The Compensation Committee selected this peer group, after consultation with its compensation consultant, primarily based upon criteria such as companies against which we compete directly or indirectly for capital, executive talent and, in some cases, business. Because there were no publicly-held, stand-alone direct U.S. competitors across all of our businesses at the time of the survey, we focused on similarly complex companies that compete with us in a significant aspect of our business, have similar customers, or are in the business of data and analytics-based business solutions delivered through technology. Industries represented by these companies included information and delivery systems, publishing, specialized finance, information technology consulting services, data processing, outsourced services and application software. The group was unchanged for 2016 as compared to 2015.

We aim to provide sufficient competitive pay to attract and retain experienced and successful executives and to attract executives from larger companies with a track record of creating scalable processes necessary to create and sustain significant growth. We are at median in market capitalization relative to our peer group companies though below median in total revenue. This philosophy positions us for business expansion without undue cost to the Company.

Peer Group for Performance Shares

The above-named peer group companies were deemed appropriate for compensation purposes, but their stock performance does not necessarily vary based on the same economic factors as ours. For that reason, a broader peer group is more appropriate for evaluating TSR performance for performance shares issued under our LTI program. An expanded peer group provides a broader index for comparison and better alignment with shareholder investment choices. Therefore, the Committee uses the companies in the S&P 500 Index (of which we are a member) for determining TSR for that purpose.

Use of “Tally Sheets” and Wealth Accumulation Analysis

In 2016, the Compensation Committee’s independent compensation consultant prepared “tally sheets” relating to compensation of the NEOs. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions. As a result of viewing the tally sheets, the Committee did not deem any changes to be necessary to the structure of the total compensation package or specific NEO compensation for 2016.

Other Factors Considered in Setting Pay Opportunities for NEOs other than the CEO

The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts (base salaries, payout of the individual portion of short-term incentive and yearly equity grants). Such factors include an individual’s general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines and the individual’s pay in the context of others at the Company. The application of discretion based on such factors may result in pay opportunities that are different from market as determined above. The Committee has not adopted a policy with regard to the relationship of compensation among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance).

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Analysis of 2016 Compensation Decisions

2016 NEO Compensation

In February 2016, the Compensation Committee took the following actions with respect to 2016 compensation for the NEOs:

•	Base Salary. Mr. Gamble received a base salary increase of 4.0% effective February 20, 2016. Mr. Kelley received a merit increase in the form of a lump sum payment in the amount of 4.0% of his base salary ($21,012), which was paid on March 4, 2016. Ms. Rushing received a merit increase in the form of a lump sum payment in the amount of 4.0% of her base salary ($18,952), which was paid on March 4, 2016. These increases were part of a normal merit increase process. The base salary of Mr. Ploder was increased in November 2015 in connection with his business unit leader rotation, and therefore he did not receive a merit increase in 2016. For Mr. Smith, the Compensation Committee determined that any pay increase suggested by market movement should instead increase the performance-based portion of the long-term incentive program.

•	2016 AIP Opportunities. The target annual cash incentive opportunities for 2016, expressed as a percentage of base salary earned, were unchanged from 2015 for the NEOs.

•	2016 LTI Opportunities. For NEOs other than the CEO, as in prior years, 2016 long-term incentive opportunities were set in a range of plus or minus 25% around the market data. Mr. Smith took 2015 individual performance and the market data into account in recommendations for Compensation Committee approval of the 2016 awards for the other NEOs. See “CEO Benchmarking” on page 28 for a discussion of how Mr. Smith’s long-term incentive opportunity was determined.

2016 Annual Cash Incentive Goals

Annual cash incentive awards are designed to reward the achievement of near-term business goals. In addition to financial metrics, annual incentive awards are based on an assessment of individual leadership qualities and contributions toward the achievement of business and strategic goals. When setting the range of performance goals for Corporate Adjusted EPS and Corporate Operating Revenue at the outset of the fiscal year, the Compensation Committee considered our financial results from the prior year and our annual operating budget for the coming year. The Committee also considered the history of attainment of goals in prior years, economic and industry conditions, industry sector performance and the views of our shareholders.

The 2016 corporate financial performance objectives for the NEOs with Company-wide responsibilities (Messrs. Smith, Gamble and Kelley and Ms. Rushing) were based on Corporate Adjusted EPS (used to measure profitability) and Corporate Operating Revenue (used to measure top line business growth). The financial objectives for Mr. Ploder, as business unit leader, were focused primarily on relevant business unit revenue and operating income performance (used to measure unit growth and profitability), as well as Corporate Adjusted EPS (to emphasize profitability of the Company as a whole).

Establishment of Corporate-Level Financial Goals

The Compensation Committee established corporate financial goals required to earn a cash incentive award for 2016 in a manner that is designed to, within reasonable limits, encourage achievement that exceeds target goals and penalize underachievement, while recognizing the need to encourage performance throughout the year. We set challenging, but realizable, goals, including those that are realizable only as a result of exceptional performance, for the Company and our executives in order to drive the achievement of our short- and long-term objectives.

Performance Measure(1)	Weight	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	65%	$4.665	$4.979 (6.7% above Threshold)(2)	$5.110 (9.5% above Threshold)(3)
Corporate Operating Revenue	15%	$2.879 billion	$3.046 billion (5.8% above Threshold)(2)	$3.124 billion (8.5% above Threshold)(3)
(1)	Corporate Adjusted EPS for 2016 as reported in this Executive Compensation section is a non-GAAP financial measure used by the Company for incentive measurement purposes. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found under “GAAP/Non-GAAP Measures” on the Investor Relations page of our website at www.equifax.com. For incentive measurement purposes, Corporate Operating Revenue is adjusted and Corporate Adjusted EPS is further adjusted to be stated in constant dollars at our budgeted 2016 foreign exchange rates.
(2)	Based on our publicly-disclosed strategic goals, long-term financial objectives and performance expectations for 2016.
(3)	Set based on our most challenging “stretch” goals for 2016.

Pursuant to the terms of the annual incentive plan, awards are subject to the Committee’s authority to reduce awards through the exercise of its negative discretion; an individual award limit of $5 million; and a formula or “cap” designed so that such awards may be deductible by the Company under Section 162(m) of the Internal Revenue Code (the “Code”), as described under “Consideration of Certain Tax Effects” on page 37.

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Establishment of Business Unit-Level Financial Goals

The 2016 corporate and business unit objectives for Mr. Ploder, a business unit leader, were established as follows:

Performance Measure	Weight	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	30%	$4.665	$4.979	$5.110
Workforce Solutions Operating Revenue	30%	$613.4 million	$648.9 million	$665.6 million
Workforce Solutions Operating Income	20%	$250.9 million	$270.9 million	$285.8 million

Establishment of Individual Performance Objectives

Individual personal objectives are specific to each executive officer position and may relate to:

•	strategic growth through new product innovation, technology and analytical services, product synergies, acquisitions that provide greater geographic diversity, and expansion of data sources;

•	development of scalable processes, leveraging applications, and managing expenses to ensure expense growth does not exceed revenue growth; and

•	non-financial goals that are important to the Company’s success, including people-related objectives such as talent management, demonstrating leadership through behavior consistent with our values, and any other business priority.

Personal objectives for the NEOs and other senior management are set at the start of each fiscal year and approved by the CEO. At the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other NEOs against their personal objectives, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; any unforeseen financial, operational and strategic issues of the Company; and any other relevant information. The Compensation Committee reviews and approves this performance evaluation and evaluates the performance of the CEO in a similar manner, with input from the full Board.

For the 2016 fiscal year, individual performance rating categories and award opportunities for the NEOs were needs improvement (no individual performance award), achieves expectations (award at 100% of Target), exceeds expectations (award at 150% of Target) and distinguished (award at 200% of Target).

The 2016 individual performance ratings are described below for each NEO, all of whom had objectives related to people, including talent development and management and succession planning; improving operational efficiencies through LEAN programs to reduce costs; disaster recovery planning; customer satisfaction; regulatory compliance; and enterprise risk management. Each NEO also had Company-wide or business unit objectives related to long-term strategic objectives.

2016 Annual Cash Incentive Awards

In February 2017, the Committee reviewed each NEO’s performance against the pre-established 2016 performance goals as approved by the Committee. Awards could range from 0% of the executive’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at the maximum level). The target incentives, maximum performance factors and weightings, along with 2016 awards for the NEOs, are set forth in the table below. A description of how 2016 incentive awards were achieved follows the table.

Named Executive Officer	Base Salary ($)	Target Incentive (as Percentage of Salary) (%)	Target Incentive ($)	Maximum Incentive ($)(1)	Performance Factors and Weighting	Achievement (%)	FY2016 Incentive as Percentage of Target (%)	2016 Incentive ($)
R. Smith	1,450,000	105	1,522,500	3,045,000	Corporate Results, 80% Individual Results, 20%	210	200	3,045,000
J. Gamble	632,243	60	379,346	758,692	Corporate Results, 80% Individual Results, 20%	120	200	758,692
J. Kelley	546,312	60	327,787	655,574	Corporate Results, 80% Individual Results, 20%	120	200	655,574
R. Ploder	500,000	60	300,000	600,000	Corporate Results, 80% Individual Results, 20%	120	200	600,000
C. Rushing	492,752	60	295,651	591,302	Corporate Results, 80% Individual Results, 20%	114	190	561,737

(1)   The maximum incentive for each is 200% of Target.

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Determination of Each NEO’s Performance and Annual Cash Incentive

Richard F. Smith, Chairman and CEO

Objectives	Target Level	Actual Results	Actual as a % of Target	2016 Incentive
Corporate Adjusted EPS	$4.979	$5.52	200	$1,979,250
Corporate Operating Revenue	$3.046 billion	$3.14 billion	200	$456,750
Individual Objectives	$304,500	Distinguished	200	$609,000

Mr. Smith achieved a rating of “Distinguished” on his individual objectives for 2016. These objectives included:

•	Executing the Company’s strategy of diversifying and deepening product offerings to improve financial performance in all the business units in a highly challenging global business environment, generating the strong financial results previously noted in this CD&A.

•	Leading the Company’s efforts to continue strategically building and rebalancing its capabilities with high value acquisitions, including expanding the Company’s geographic reach into Australia, New Zealand and other markets through the acquisition of the Veda Group Limited in February 2016.

•	Refining and executing the Company’s long-term Growth Playbook strategy by expanding our role in client business decisions and processes through product innovation and delivering unique value to the customer.

•	Employing advanced analytics and technology to help drive client growth, security, efficiency and profitability.

•	Investing in emerging opportunities and international expansion.

•	Diversifying data sources and products.

•	Maximizing the use of analytics and decisioning technology to differentiate the Company’s product offerings.

•	Implementing measures to control expense growth in line with revenue growth; driving operational efficiencies through LEAN and other continuous business process improvements.

•	Driving a performance-driven culture to deliver sustained long-term business growth; retaining and developing a strong leadership team; and demonstrating exemplary leadership and values.

John Gamble, Corporate Vice President and Chief Financial Officer

Objectives	Target Level	Actual Results	Actual as a % of Target	2016 Incentive
Corporate Adjusted EPS	$4.979	$5.52	200	$493,150
Corporate Operating Revenue	$3.046 billion	$3.14 billion	200	$113,804
Individual Objectives	$75,869	Distinguished	200	$151,738

Mr. Gamble achieved a rating of “Distinguished” on his individual objectives for 2016. These objectives included:

•	Continuing to improve business performance transparency and performance drivers in the management of financial monitoring, reporting and analysis to achieve the 2016 corporate budget.

•	Implementing a capital planning process and effectively managing the Company’s capital structure (including completion of a $775 million public notes offering in May 2016), credit ratings, access to capital and allocation of capital among internal growth investments, acquisition and return of capital to shareholders.

•	Developing the 2017 corporate budget consistent with long-term growth objectives.

•	Enhancing the Company’s investor relations function, including broadening the Company’s investor base and improving the scope and content of support materials.

•	Continuing to advance and execute global enterprise risk management processes, including directing increased investment in data security, disaster recovery and regulatory compliance capabilities.

•	Providing effective support for mergers, acquisitions and other enterprise initiatives, including the $1.9 billion acquisition and successful integration of Veda Group Limited.

•	Leading the implementation of an enterprise billing and reporting system.

•	Further developing global finance organization skills and capabilities.

John J. Kelley III, Corporate Vice President, Chief Legal Officer and Corporate Secretary

Objectives	Target Level	Actual Results	Actual as a % of Target	2016 Incentive
Corporate Adjusted EPS	$4.979	$5.52	200	$426,123
Corporate Operating Revenue	$3.046 billion	$3.14 billion	200	$98,336
Individual Objectives	$65,557	Distinguished	200	$131,115

Mr. Kelley achieved a rating of “Distinguished” on his individual objectives for 2016. These objectives included:

•	Directing and improving the effectiveness and efficiency of the Company’s regulatory and government relations operations, including expanding government outreach programs, enhancing the Company’s engagement with the Consumer Financial Protection Bureau and continuing legislative efforts (both in the U.S. and internationally).

•	Continuing to improve business unit support and alignment.

•	Continuing to refine and build out the Company’s global security organization.

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•	Enhancing the Company’s global sourcing organization, including expanding the impact of negotiation center of excellence and deploying a new strategic model to select vendors.

•	Resolving several complex litigation matters and managing regulatory compliance.

•	Leveraging organizational changes to rotate and develop talent.

•	Providing effective support for mergers, acquisitions and other enterprise initiatives, including the $1.9 billion acquisition and successful integration of Veda Group Limited.

•	Implementing an organizational realignment for the global legal and government relations organizations.

Rodolfo O. Ploder, President – Workforce Solutions

Objectives	Target Level	Actual Results	Actual as a % of Target	2016 Incentive
Corporate Adjusted EPS	$4.979	$5.52	200	$180,000
Workforce Solutions Operating Revenue	$649 million	$702 million	200	$180,000
Workforce Solutions Operating Income	$271 million	$296 million	200	$120,000
Individual Objectives	$60,000	Distinguished	200	$120,000

Mr. Ploder achieved a rating of “Distinguished” on his individual objectives for 2016. His objectives included:

•	Growing The Work Number instant employment verification database, expanding strategic partnerships and improving the Company’s data analytic capability and use of trended data.

•	Diversifying growth in verification services, including implementing targeted strategies and sales execution objectives to increase market share and deliver quality services and expanding channel partnerships and the enterprise selling model.

•	Maximizing employer compliance with the Affordable Care Act.

•	Leveraging talent strategy to source internal candidates to ensure Workforce Solutions has talent for future growth.

•	Deploying strategies to provide solutions for client human resources compliance challenges, including developing a best in class compliance solution.

•	Increasing our leadership position in unemployment claims management.

•	Executing acquisition growth strategy, including identification of potential targets with desired strategic, financial and cultural characteristics.

Coretha M. Rushing, Corporate Vice President and Chief Human Resources Officer

Objectives	Target Level	Actual Results		Actual as a % of Target	2016 Incentive
Corporate Adjusted EPS	$4.979		$5.52	200	$384,347
Corporate Operating Revenue	$3.046 billion		$3.14 billion	200	$88,695
Individual Objectives	$59,130	$	Exceeds	150	$88,695

Ms. Rushing achieved a rating of “Exceeds” on her individual objectives for 2016. These objectives included:

•	Deploying enterprise talent acquisition strategy to address critical talent needs, including activating frontline manger engagement survey action plans and launching an enterprise-wide real-time recognition program.

•	Expanding learning and career development programs and opportunities.

•	Designing a construct for reframing total rewards programs to respond to changing market and business requirements.

•	Continuing to improve Company human resources support and programs.

•	Leveraging human resources systems to maximize utilization of metrics for improved workforce analytics.

•	Designing and deploying a strategy to increase alignment between corporate priorities and The Equifax Foundation.

•	Further developing skills and capabilities in the global human resources organization.

•	Providing effective support for mergers, acquisitions and other enterprise initiatives, including the $1.9 billion acquisition and successful integration of Veda Group Limited.

Long-Term Equity Incentive Compensation

Summary. In 2016, the NEOs received annual equity awards comprised of a mix of performance shares and RSUs.

•	Performance shares, which are valued based on the performance of our stock relative to companies in a broad market index after a three-year period, continue to be an effective tool to motivate NEO performance in the long-term interests of the Company, and are appropriate for senior officers who have overall corporate oversight and responsibility and therefore a greater ability to impact shareholder value than other employees. Performance shares have an “at risk” component to incent the achievement of Company performance goals, with the maximum and minimum parameters designed to balance the Committee’s objectives of incenting performance in a way that enhances shareholder value and the retention of valuable executives.

•	RSUs provide motivation and retentive value through three-year cliff vesting schedules.

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The Committee considers individual performance relative to the prior year and the prior year’s awards in granting RSUs and performance shares. The value of equity grants increases with the level of position, and for the CEO and other NEOs is the largest element of the total compensation package. In determining the value of performance share and RSU awards to executive officers other than the CEO, and the Committee considers numerous factors, including the benchmarking data described above, individual performance and the Company’s annual budget for equity awards and share run rate (a measure of actual equity-grant activity in relation to the total number of shares outstanding at the Company). Our total equity run rate for 2016 declined to 0.4%, from 0.5% in 2015. See “CEO Benchmarking” on page 28 for a discussion of how the CEO’s long-term incentive opportunity was calculated.

Performance shares will be earned, if at all, based on the percentile ranking of the Company’s cumulative TSR compared to the TSR of the companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) after a three-year performance period. This metric aligns with shareholder interests as higher cumulative TSR results in higher returns for shareholders as well as ensuring a correlation between performance and payouts. Performance shares granted prior to 2017 do not accrue dividend equivalent units. The number of performance shares payable is the target award multiplied by a percentage (from 0% to 200%) calculated by taking the average of the payout percentages achieved for each of the last four quarters of the performance period, based upon the Company’s cumulative TSR percentile ranking through the end of each such quarter. Basing the award payout on each of the last four quarters of the three-year performance period is designed to counterbalance potential late performance period volatility and reflect performance over the whole period. See “Actions Taken with Respect to 2017 Compensation” on page 40 for information regarding the 2017 performance share grants.

Payouts for the performance shares awarded on February 18, 2016 will be as follows in February 2019, with straight-line interpolation between the threshold and maximum levels:

PERFORMANCE SHARE PERFORMANCE/PAYOUT SCALE

Company TSR Percentile	Performance Share Payout as a % of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

RSUs represent a promise to issue unrestricted shares of our common stock once applicable service vesting and performance requirements are satisfied. The RSUs issued to NEOs vest on the third anniversary of the grant date. RSUs granted prior to 2017 do not accrue dividend equivalent units. The value of RSUs varies directly with the market price of our common stock, but since some value is likely to be earned, they are used primarily for retention purposes. See “Actions Taken with Respect to 2017 Compensation” on page 40 for information regarding the 2017 RSU grants.

For Section 162(m) purposes so that such compensation may be tax-deductible by the Company, the Compensation Committee made the vesting of all performance shares and RSUs awarded in 2016 subject to certain maximum payout limitations based on the Company’s operating income levels on a cumulative annual basis over the applicable three-year vesting period, as described under “Consideration of Certain Tax Effects” on page 37.

Determination of 2016 Long-Term Incentive Grant Values. The Compensation Committee determined long-term incentive grant values by establishing a dollar value within the appropriate range for each NEO other than the CEO and then converting this dollar value to a number of performance shares and RSUs based on a stock price of $100.89 at February 18, 2016, using pre-arranged proportions for each. The CEO’s mix was not pre-determined and the final mix of 70% performance shares/30% RSUs resulted from applying the full indicated pay increase to performance shares. The mix was 66⅔% performance shares and 33⅓% RSUs for the other NEOs. By using this approach, the number of RSUs varies from year to year based on the stock price, even if the award value at grant stays consistent from year to year.

2016 Long-Term Incentive Awards. The Committee approved equity awards to the NEOs on February 18, 2016. The following table details the target grant value used by the Compensation Committee to determine the number of performance shares and RSUs. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “2016 Grants of Plan-Based Awards” table on page 43. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

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FEBRUARY 2016 TARGET GRANT VALUE FOR EQUITY AWARDS

Name	Target Grant Value ($)	Target Number of Performance Shares Granted	Number of RSUs Granted
R. Smith	7,651,500	55,295	22,546
J. Gamble	1,300,000	8,591	4,295
J. Kelley	1,000,000	6,609	3,303
R. Ploder	820,000	5,419	2,709
C. Rushing	700,000	4,627	2,312

2014-2016 Performance Share Awards

In February 2017, the Compensation Committee approved the vesting and payment of the FY2014-FY2016 performance shares at 200% of their target award level. The Committee’s determination was based on the Company’s achievement of total shareholder return relative to companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) over the three-year performance period ended December 31, 2016. The number of performance shares payable was the target award multiplied by a percentage (from 0% to 200%) that was calculated by taking the average of the payout percentages achieved for each of the last four quarters of the performance period, based upon the Company’s cumulative TSR percentile ranking through the end of each such quarter, as shown in the “Outstanding Equity Awards at 2016 Fiscal Year-End” table on page 45. The FY2014-FY2016 performance share awards were granted to our NEOs (other than Mr. Gamble, who was not then an executive officer of the Company) in February 2014.

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards to senior executives who are reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of their annual performance reviews). In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated specific authority to the CEO to approve grants to non-executive officers and other eligible employees, typically in the fall of each year following their annual talent review cycle. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition.

We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at around the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Retirement and Other Benefits

Our NEOs receive retirement and other benefits that are intended to be part of a competitive package necessary to attract and retain executive talent. Consistent with this objective, the longer an employee remains with the Company, the larger the benefit that is earned under the SERP described below. Service credit was frozen as of December 31, 2008, and pay was frozen as of December 31, 2012, under the U.S. Retirement Income Plan, or USRIP, for non-retirement eligible employees including Messrs. Smith and Ploder and Ms. Rushing. Messrs. Gamble and Kelley were hired after the date on which the USRIP was closed to new hires and thus have no benefit under the USRIP (see “Defined Benefit Pension Plan” on page 44 and “Retirement Plan” on page 46). We provide our NEOs with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance. In addition, we maintain a qualified retirement savings plan (the “401(k) Plan”) that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions.

For NEOs and other eligible participants, we also maintain a nonqualified supplemental retirement plan, or SERP, for competitive reasons to provide enhanced retirement benefits above what is allowed under the Code through qualified retirement plans, as well as to attract and retain key leadership and to enable orderly and timely succession. The SERP provides a maximum annual lifetime retirement benefit of 50% of base salary and bonus, based on years of credited service and reduced by benefits from the defined benefit pension plan. A more complete description of the USRIP in effect as of December 31, 2016 and the SERP is provided under “Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables” on page 43 and “Pension Benefits at 2016 Fiscal Year-End” on page 46.

The NEOs and certain other executives are eligible to participate in Company tax-deferred compensation plans. These plans allow the participants to defer cash compensation and gains otherwise recognized upon the vesting of RSUs. The purpose of these plans is to give eligible employees the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our 401(k) Plan, in order to enhance their retirement savings without additional Company contributions. The deferral plans are offered to eligible employees as part of a competitive compensation program, and are described in more detail after the “Non-Qualified Deferred Compensation” table on page 47. Amounts deferred under the plan are allocated to the plan investment options chosen by the executive and are adjusted daily for any gains or losses.

Perquisites

Perquisites do not reward any particular performance, but meet certain business objectives, which is why we choose to provide them. Perquisites for our executives have the following objectives:

•	maximizing the value of Company-provided compensation through provision of an annual financial planning allowance;

•	ensuring executives’ continued health and ability to render services to the Company through an annual physical program and, for the CEO, monitoring of home security;

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•	avoiding the executives having personal liability incidents interfere with work responsibilities by providing personal liability insurance;

•	providing monthly relocation living allowances under certain circumstances, as approved by the Compensation Committee, where the executive is expected to return after a relocation assignment;

•	providing life insurance coverage to the CEO above the level provided to all eligible employees to attract and retain CEO-level employees; and

•	for the CEO, facilitating the Company’s business interests and the CEO’s role as a Company representative in the community and business entertainment functions through reimbursement of club dues and event tickets.

The NEOs are eligible to receive financial planning and tax services in an annual amount of up to $50,000 for the CEO, and $10,000 for other NEOs ($12,500 in their first year for newly-hired executives); comprehensive medical examinations; executive life insurance coverage of $10 million for the CEO and $3 million for Mr. Ploder; personal excess liability insurance ($10 million for the CEO and $5 million for the other NEOs); two club memberships for the CEO used primarily for business purposes; and home security system monitoring expenses for the CEO. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 41 and Note 8 thereto. Since 2011, we no longer provide tax reimbursement on the value of the applicable perquisite.

Employment Agreement and Change in Control Severance Agreements

We entered into an employment contract with Mr. Smith upon his hiring in 2005 but such agreements are not used with respect to the other executive officers, who are employed on an “at will” basis. The material provisions of Mr. Smith’s agreement are discussed under “Employment Agreement with Mr. Smith” on page 44 and following the “Potential Payments upon Termination or Change in Control” tables beginning on page 48.

We have entered into change in control agreements with our other NEOs, which are more fully described under “Potential Payments upon Termination or Change in Control.” The objective of having such agreements is to allow the participating officers to focus on their duties during the process of an acquisition by ensuring they receive benefits in the event of a change in control of the Company. The agreements are designed to reward executives for remaining employed when their prospects for continued employment following the transaction may be uncertain. We choose to provide such protection to safeguard shareholder value in the event the transaction is not consummated, and maximize the value of the Company by increasing the possibility of retaining an intact management team. The agreements are not intended to replace or affect other compensation elements.

Consideration of Certain Tax Effects

The Company’s tax deduction for compensation paid to each of the NEOs who are subject to the compensation limits of Code Section 162(m) is capped at $1 million. Section 162(m) provides an exemption from the $1 million cap for compensation qualifying as “performance-based.” We intend for our annual incentive and long-term incentive programs for NEOs to qualify for that exemption, though the portion of the CEO’s base salary that exceeds $1 million is not deductible under Section 162(m). The Compensation Committee reserves the right to provide compensation that does not qualify under Section 162(m).

For Section 162(m) purposes, the 2016 annual incentives for NEOs were capped at 1.5% of 2016 operating income ($12.9 million) for the CEO and 0.5% of 2016 operating income ($4.3 million) for each other NEO, and the Compensation Committee made the vesting of all performance shares and RSUs awarded in 2016 subject to the same cap based on the Company’s total operating income for the applicable three-year vesting period.

If the payments to an NEO on account of his or her termination as a result of a change in control exceed certain amounts, we may not be eligible to deduct certain of the payments for federal income tax purposes. In addition, the officer could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal income and payroll taxes. To offset the effect of the excise tax, we will make “gross-up” payments to NEOs who became eligible for the program before 2011, as reimbursement for the excise tax. In this way, the executive retains the same amount he or she would have retained had the excise tax not been imposed. As a result, however, the Company may be unable to deduct a large portion of the payments. We provide these payments because, by allowing executives to recognize the full intended economic benefits of their change-in-control agreement, it ensures that such payments meet the original goals of the program. Nevertheless, we have eliminated this excise tax gross-up feature for participants entering the program after 2010 (including Messrs. Gamble and Kelley).

We generally have designed our compensation programs for NEOs to comply with Code Section 409A on the payment of deferred compensation so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Compensation Design Process

Role of the Compensation Committee and Management in Determining Executive Compensation. The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our named executive officers. Our Chairman and CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Compensation Committee also considers recommendations from its compensation consultant and competitive data and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-employee members of the Board. The CEO annually reviews the performance of each other executive officer who reports to him, including the named executive officers listed in the Summary Compensation Table on page 41. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments

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and annual award amounts, are presented to the Compensation Committee for approval. Members of management play various additional roles in this process:

•	The CEO makes recommendations to the Compensation Committee regarding executive salary merit increases and compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

•	The Chief Human Resources Officer and her staff provide the Compensation Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program.

•	The Chief Financial Officer provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and presents information regarding the attainment of corporate financial goals for the preceding year.

•	The Corporate Secretary attends meetings of the Compensation Committee to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

The Compensation Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers.

Compensation Consultant Services and Independence. The Compensation Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained Meridian Compensation Partners LLC (“Meridian”), a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. Meridian performs services solely on behalf of the Committee and does not provide any other services to us. Management of the Company had no role in selecting the Committee’s compensation consultant and had no separate relationship with Meridian. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee.

Meridian performed the following services for the Committee in 2016: reviewed market benchmarking data and prepared market data for the CEO position; updated tally sheets; assessed incentive risk and proxy disclosure; reviewed regulatory and governance guidance; and pay-for-performance updates. Meridian assisted the Committee in determining appropriate levels of compensation for the CEO and other executive officers. The firm attended all Committee meetings upon invitation and participated in executive sessions without management present.

Management of Compensation-Related Risk

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation for 2016, which was conducted with the assistance of management and the Committee’s outside compensation consultant, covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

The Compensation Committee has also reviewed the Company’s overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

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Stock Ownership Requirements

The Compensation Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which the CEO and other senior executives are required to acquire and hold Equifax common stock in an amount representing a multiple of base salary within five years of assuming their respective positions. A reduction in ownership to one half of these requirements is allowed for executives age 60 or older who are eligible for retirement.

The following table sets forth the stock ownership requirements and current holdings for the CEO and other NEOs as of December 31, 2016:

STOCK OWNERSHIP AS MULTIPLE OF BASE SALARY

Hedging and Pledging Policies

Under our insider trading policy, we prohibit hedging the economic risk of ownership of our common stock through short sales or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock, by our directors, officers and employees. We also prohibit our directors and executive officers from holding our stock in a margin account or pledging our stock as collateral for a loan.

Policies on Clawback of Incentive Compensation

Our Compensation Committee has adopted an incentive compensation “clawback” policy. Under this policy, in the event of a material restatement of the Company’s financial results, the Committee has authority to direct the recovery of any excess incentive compensation (including bonuses, annual incentive awards and performance-based equity awards predicated on achievement of financial results) awarded to any employee, if the Committee determines such employee engaged in misconduct (i.e., a knowing violation of SEC rules or Company policy that contributed to the need for the restatement). In addition, in the event a performance measure for a fiscal period is restated or otherwise adjusted in a manner that would reduce the size of the award or payment, the Committee has authority to direct the recovery of any excess incentive compensation awarded to any executive officer (including the NEOs), regardless of fault. In the case of any employee who engaged in misconduct, the Committee may take other remedial and recovery action, beyond recovery of the excess compensation. The right to recovery applies to incentive compensation received during the three years prior to the date on which the Company is required to restate its financials or the date on which the Company discovers the misconduct, as applicable.

Under the terms of award agreements issued under our 2008 Omnibus Incentive Plan, employees, including the NEOs, who violate the agreement’s non-compete, non-solicitation and non-disclosure restrictions or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested RSUs received during the period beginning six months prior to the date of the violation. In addition, these recovery means are also applicable to the incentive equity awards of any employee who is terminated for cause, as determined in the sole discretion of the Committee.

These clawback policies are in addition to any policies or recovery rights provided under applicable law.

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Actions Taken with Respect to 2017 Compensation

As part of our Board-directed shareholder engagement program, in 2015 and 2016, we discussed a range of topics with investors, including executive compensation. Certain of our shareholders encouraged us to consider an additional performance measure for our LTI program. As a result of that shareholder feedback and the fact that our LTI program last underwent an overall structural and market review in 2011, during 2016 the Compensation Committee performed a holistic review of our LTI program, with the assistance of its independent compensation consultant.

The Committee’s purpose was to ensure that long-term incentive pay opportunities remain primarily performance-based but become more diversified in terms of performance metrics, as well as provide more line-of-sight and become nearer to market in design. On that basis, the Committee approved the following changes with respect to 2017 long-term incentive compensation:

•	Award Mix. Since 2012, the LTI program has consisted of performance shares tied to three-year relative cumulative TSR and time-based RSUs with a three-year cliff vesting schedule. By comparison, the award mix for the 2017 LTI program consists of equity grants in the form of performance shares tied to three-year relative cumulative TSR (weighted 25%), performance shares tied to three-year cumulative growth in adjusted earnings per share (25%), stock options (25%) and time-based RSUs with a three-year cliff vesting schedule (25%).

•	Double-Trigger Change-in-Control Vesting. The grants require that, upon a change in control, the NEO’s employment be terminated without Cause or for Good Reason or the acquirer fail to assume the awards, in order for the outstanding awards to fully vest (a “double-trigger” provision).

The Compensation Committee will continue to monitor our executive compensation program to ensure that it is consistent with the Company’s objectives, provides appropriate incentives to management, and remains competitive with other companies in the industries in which we operate or with which we compete for executive talent.

Compensation Committee Interlocks and Insider Participation

Ms. Marshall and Messrs. Daleo, Driver, Humann, Marcus and Templeton were the members of the Compensation Committee during 2016. None of these directors is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during 2016.

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Summary Compensation Table

The following table presents information regarding compensation of the named executive officers (the “NEOs”) for services rendered during 2016, 2015 and 2014. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from those listed in the table.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)		All Other Compensation ($)(8)	Total ($)
Richard F. Smith Chairman and Chief Executive Officer	2016	1,450,000	0	7,323,095	0	3,045,000	3,027,100		119,368	14,964,563
	2015	1,450,000	0	8,315,508	0	3,045,000	0	(9)	112,203	12,922,711
	2014	1,450,000	0	6,159,236	0	2,345,184	3,815,200		110,055	13,879,675
John W. Gamble, Jr. Corporate Vice President and Chief Financial Officer	2016	632,243	0	1,244,532	0	758,692	443,000		16,640	3,095,107
	2015	609,693	0	1,462,409	0	695,050	266,700		19,792	3,053,644
	2014	353,077	0	5,983,154	0	482,526	96,400		163,945	7,079,102
John J. Kelley III Corporate Vice President, Chief Legal Officer and Corporate Secretary	2016	546,312	0	957,302	0	655,547	615,400		21,135	2,795,696
	2015	522,358	0	1,218,695	0	595,487	240,500		20,626	2,597,666
	2014	527,850	0	994,166	0	456,173	420,700		21,384	2,420,273
Rodolfo O. Ploder(1) President, Workforce Solutions	2016	500,000	0	785,003	0	600,000	770,000		105,314	2,760,317
	2015	462,273	0	944,479	0	554,726	93,800		24,831	2,080,109
	2014	–	–	–	–	–	–		–	–
Coretha M. Rushing(1) Corporate Vice President and Chief Human Resources Officer	2016	492,752	0	670,169	0	561,737	391,700		18,640	2,134,998
	2015	–	–	–	–	–	–		–	–
	2014	478,400	0	695,971	0	413,438	843,800		18,455	2,450,064

(1)	Mr. Ploder was an executive officer, but not an NEO, for 2014. Ms. Rushing was an executive officer, but not an NEO, for 2015.
(2)	Salary represents base salary paid to each of the NEOs for each year shown. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan.
(3)	The entire annual incentive bonus is included under the “Non-Equity Incentive Plan Compensation” column because it was subject to a performance-based condition (cap) based on the Company’s operating income for the applicable year for purposes of Code Section 162(m), as described under “Consideration of Certain Tax Effects” on page 37. Amounts shown are not reduced to reflect the individual’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.
(4)	For each NEO, the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Stock awards in 2016, 2015 and 2014 included time-vested RSUs and performance shares. For the 2016 performance share awards, the value at the grant date is determined under the Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions. The calculations reflect an accounting value for the 2016 performance share grants of $96.38 per share, which was 95.5% of our closing stock price of $100.89 on the grant date. Assumptions used in the calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2016, in our 2016 Form 10-K. For the grant date fair value of only those awards granted to the NEOs in 2016, see the “2016 Grants of Plan-Based Awards” table on page 43. The value of the 2016 RSU and performance share awards, assuming the highest level of performance under the performance share awards would be achieved (200% of the target), based on the closing price of our common stock on the respective grant dates ($100.89 for all grants) are as follows: Mr. Smith, $12,459,678; Mr. Gamble, $2,072,534; Mr. Kelley, $1,594,279; Mr. Ploder $1,307,288; and Ms. Rushing $1,116,120. The NEOs may never realize any value from the performance shares, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.
(5)	Represents annual incentive bonuses paid under the Annual Incentive Plan for services performed in 2016, 2015, and 2014, respectively. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.
(6)	Amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated pension benefit accruals for the officers under the Company’s U.S. Retirement Income Plan (“USRIP”) and the Supplemental Retirement Plan for Executives (“SERP”) in the applicable fiscal year. The amounts shown for Messrs. Kelley and Gamble reflect the fact that they do not participate in the USRIP. There are no above market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value liability (measured at the respective fiscal year-end dates shown in the table) based on the assumptions shown in the text following the “Pension Benefits at 2016 Fiscal Year-End” table on page 46. Year-over-year changes in pension value generally are driven in large part by changes in actuarial pension assumptions as well as increases in service, age and compensation. The fluctuations in pension value resulting from the change in discount rates or mortality table assumptions did not result in any increase or decrease in the benefits payable to participants under the SERP and the USRIP.
(7)	Reflects the actuarially-determined increase at December 31 of the applicable year in the present value of the NEO’s accumulated benefits under the USRIP and the SERP, at the earliest unreduced retirement age, determined using interest rate, mortality and other assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan. See “Pension Benefits at 2016 Fiscal Year-End” on page 46 for more information on pension benefits.

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(8)	The “All Other Compensation” column for 2016 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Tax Reimbursements(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Insurance Premiums(d) ($)	Total ($)
R. Smith	58,092	0	7,950	53,326	119,368
J. Gamble	8,000	0	7,950	690	16,640
J. Kelley	12,495	0	7,950	690	21,135
R. Ploder	64,339	18,295	7,950	14,730	105,314
C. Rushing	10,000	0	7,950	690	18,640

	(a)	The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, monitoring of home security systems, club dues and event tickets, none of which exceeded $25,000 as a category for any NEO except for Mr. Smith, whose total includes $50,000 for tax and financial planning services, and Mr. Ploder, whose total includes $51,844 for relocation expenses, $10,000 for tax and financial planning services and payments for an executive physical. Mr. Ploder’s relocation expenses include costs associated with the purchase of his home in St. Louis in the amount of $19,643, temporary living expenses of $28,840 and lump sum allowance in the amount of $3,361.
	(b)	The Company does not provide tax reimbursements on the value of future perquisites and personal benefits received by the NEOs other than those provided to other employees. The Company’s standard policy for employees is to provide a tax gross up for relocation assistance, other than with respect to $10,000 for a miscellaneous lump sum payment for relocation expenses.
	(c)	For 2016, the Company matched 50% of the first 6% of compensation (subject to the government limit on compensation of $265,000 in 2016) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. See “401(k) Plan” on page 43 and “Defined Benefit Pension Plan” on page 44.
	(d)	Represents insurance premiums paid for NEO personal excess liability insurance and imputed income related to Company-paid life insurance for Mr. Smith.
(9)	Mr. Smith’s actuarial-determined increase of accumulated pension benefit accruals under the USRIP and the SERP was $3,027,100 in fiscal 2016.

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2016 Grants of Plan-Based Awards

Set forth below is information regarding awards provided to the NEOs in 2016. The non-equity incentive awards were made under the Annual Incentive Plan (“AIP”) which is part of our shareholder-approved amended and restated 2008 Omnibus Incentive Plan (the “2008 Omnibus Incentive Plan”). The equity awards were also made under the 2008 Omnibus Incentive Plan.

					Estimated Future			All Other	All Other		Grant
		Estimated Potential			Payouts			Stock	Option		Date Fair
		Payouts Under Non-Equity			Under Equity			Awards:	Awards:	Exercise	Value of
		Incentive			Incentive			Number of	Number of	or Base	Stock
		Plan Awards(2)			Plan Awards(3)			Shares of	Securities	Price of	and
								Stock or	Underlying	Option	Option
Name(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units(4) (#)	Options(5) (#)	Awards ($/Sh)	Awards(6) ($)
R. Smith
2016 AIP	2/18/16	609,000	1,522,500	3,045,000
2016 PS	2/18/16				26,648	53,295	106,590				5,136,584
2016 RSUs	2/18/16							22,546			2,186,511
J. Gamble
2016 AIP	2/18/16	151,738	379,346	758,692
2016 PS	2/18/16				4,296	8,591	17,182				828,002
2016 RSUs	2/18/16							4,295			416,529
J. Kelley
2016 AIP	2/18/16	131,115	327,787	655,574
2016 PS	2/18/16				3,305	6,609	13,218				636,977
2016 RSUs	2/18/16							3,303			320,325
R. Ploder
2016 AIP	2/18/16	120,000	300,000	600,000
2016 PS	2/18/16				2,710	5,419	10,838				522,284
2016 RSUs	2/18/16							2,709			262,719
C. Rushing
2016 AIP	2/18/16	118,260	295,651	591,302
2016 PS	2/18/16				2,314	4,627	9,254				445,951
2016 RSUs	2/18/16							2,312			224,218

(1)	2016 AIP, 2016 PS and 2016 RSUs refer to 2016 annual incentive plan awards, performance share awards and RSU awards.
(2)	The amounts shown represent the range of possible dollar payouts that could have been earned under the Annual Incentive Plan for 2016. Actual AIP payments for 2016 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards, and that the NEO was rated “Achieves Expectations” for the individual performance portion of the award (100% of threshold), resulting in an award equal to 40% of his or her award target.
(3)	Represents grants to each NEO during 2016 of performance shares under our 2008 Omnibus Incentive Plan. Performance shares granted are earned, if at all, based on our TSR performance after a three-year period relative to the TSR after the same period for the companies in the S&P 500 Index as of the grant date. No dividend equivalents are accrued on unvested performance shares granted prior to 2017. Information regarding performance targets, vesting and additional performance share award details are set forth under “Long-Term Equity Incentive Compensation” beginning on page 34.
(4)	Represents the number of RSUs granted to each NEO during 2016. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. No dividend equivalents are accrued on unvested RSU awards granted prior to 2017. Additional information regarding RSUs is set forth under the heading “Long-Term Equity Incentive Compensation” on page 34.
(5)	No stock options were granted to the NEOs in 2016.
(6)	Represents full grant date fair value of stock awards granted to each NEO in 2016 computed in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures. The grant date fair value for each of the RSU awards represents the closing stock price on the grant date less a discount for dividends not received. The grant date fair value for each of the performance share awards is estimated using a Monte-Carlo simulation model. For our performance share awards, a range of 0% to 200% of the original award can be achieved under the program. A discussion of the assumptions used in calculating the award values may be found in Note 8 to the notes to our audited consolidated financial statements in our 2016 Form 10-K.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described under “Compensation Discussion and Analysis” beginning on page 24. A summary of certain material terms of our compensation plans and arrangements is set forth below.

2016 Annual Incentive Plan. Annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each executive officer in 2016 pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the Estimated Future Payouts under the “Non-Equity Incentive Plan Awards” column of the “2016 Grants of Plan-Based Awards” table above. Additional information regarding the design of the annual incentive plan is included in the CD&A.

401(k) Plan. We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate, either a basic plan

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or an enhanced plan put into place following the 2008 freeze of certain benefits payable to non-grandfathered employees under the USRIP as summarized below. In 2016, depending on eligibility, we matched either 50% of the first 6% of pay, or 100% of 4% of pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $265,000 in 2016) (the “basic plan”). Participants other than the NEOs also receive a direct Company contribution (the “enhanced plan”), under which Equifax may make a contribution of between 1.5% and 4% of pay based on years of service, even if employees do not choose to make a 401(k) Plan contribution, and also may provide a 100% match on employee 401(k) Plan contributions up to 4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan.

Defined Benefit Pension Plan. We maintain a retirement program for active U.S. employees, called the U.S. Retirement Income Plan, or USRIP. The USRIP has been frozen for U.S. employees who did not meet certain grandfathering criteria (i.e., those employees who were not retirement-eligible on the freeze date, which includes all of the NEOs), and provide these employees and certain other employees not eligible to participate in the USRIP with an enhanced 401(k) Plan described above. The pension plan amendments freeze service credit as of December 31, 2008, and salary increases as of December 31, 2012. The NEOs participate in a nonqualified supplemental retirement plan described below and do not participate in the enhanced 401(k) Plan. The changes did not affect our U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009 (the “grandfathered group”). Members of the grandfathered group who were still employed on December 31, 2014 had their pension benefits fully frozen on this date.

Executive Life and Supplemental Retirement Benefit Plan. The Executive Life and Supplemental Retirement Plan for Executives of Equifax Inc. (the “SERP”) provides executive life insurance benefits, which may also include capital accumulation benefits. The SERP’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The SERP was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers.

For executive officers, the amount that the Company paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table on page 41 under the heading “All Other Compensation.”

Employment Agreement with Mr. Smith

We have an employment agreement with a single executive, Mr. Smith, for retention purposes. His amended employment agreement as Chairman and CEO is automatically extended for additional one-year periods unless either party gives the other party notice of nonrenewal at least 12 months prior to the end of the applicable term. Mr. Smith’s annual base salary of $1.45 million is subject to annual performance-based review and upward adjustment, and he is eligible for an annual target incentive bonus of 100% of his annual base salary with a maximum payout of 200% of annual base salary, depending on the achievement of performance criteria established by the Compensation Committee. Mr. Smith was credited with five years of service for all purposes under the SERP when he joined the Company in August 2005, and he was immediately vested in his SERP benefit upon date of hire as described under “Pension Benefits at 2016 Fiscal Year-End” on page 46. The employment agreement also includes the severance protections described below.

Termination Event	Severance Obligation
Termination by the Company for Cause or voluntary termination by Mr. Smith without Good Reason

•   Base salary through date of termination, accrued pay in lieu of unused vacation and vested compensation previously deferred by him (collectively, the “accrued obligations”); and

•   the payment or provision of other benefits which he is eligible to receive under any plan, program policy or practice of the Company to the extent available or provided to other senior executives serving on the senior leadership team (the “other benefits”).

Termination by reason of death, Disability or Retirement

•   The accrued obligations; and

•   a cash payment equal to the highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination, prorated for the number of days in the current fiscal year through the date of termination (the “prorated bonus payment”).

Termination by the Company other than for Cause or Disability or termination by Mr. Smith for Good Reason

•   The accrued obligations;

•   the prorated bonus payment;

•   a severance payment equal to the product of 12 times 1/12th of the sum of his annual base salary and highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination;

•   the other benefits; and

•   continuation of group health benefits for 12 months, subject to Mr. Smith providing a release of claims.

A Change in Control followed by Mr. Smith’s termination by the Company other than for Cause, Disability or death, or his voluntary termination for Good Reason

•   Base salary through date of termination;

•   any unpaid amount for prior years accrued under any incentive compensation plans;

•   the prorated bonus payment;

•   three times the sum of his highest annual base salary during the 12 months preceding termination and the highest annual bonus earned during the three years preceding the year of termination;

•   a supplemental pension plan payment using additional years of benefit service and higher final average earnings;

•   continuation of group health benefits and other welfare benefits for three years; and

•   a payment equal to the Company’s matching contributions to the 401(k) Plan for three years, subject to Mr. Smith providing a release of claims.

To the extent required by Section 409A, Mr. Smith’s amended employment agreement also provides for a six-month delay in payment of termination compensation in the event that he is a “specified employee” under Section 409A at the time of his termination, and restricts the timing for payment of any tax gross-up amounts that may become due under the arrangement.

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Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
R. Smith	0	0	0	–	–

						35,686	(2)	4,219,156
						24,464	(2)	2,892,379
						22,546	(2)	2,665,614
						53,576	(7)	6,334,290
									97,856	(8)	11,569,515
									106,590	(9)	12,602,136
J. Gamble	0	0	0	–	–
						9,368	(3)	1,107,579
						70,616	(3)	8,348,930
						4,302	(3)	508,625
						4,295	(3)	507,798
						9,638	(7)	1,107,579
									17,210	(8)	2,034,738
									17,182	(9)	2,031,428
J. Kelley	0	0	0	–	–
						7,258	(4)	858,113
						3,585	(4)	423,855
						3,303	(4)	390,514
						7,258	(7)	858,113
									14,342	(8)	1,695,655
									13,218	(9)	1,562,764
R. Ploder	0	0	0	–	–	5,625	(5)	665,044
						2,779	(5)	328,561
						2,709	(5)	320,285
						5,625	(7)	665,044
									11,114	(8)	1,314,008
									10,838	(9)	1,281,377
C. Rushing	0	0	0	–	–
						5,081	(6)	600,727
						2,509	(6)	296,639
						2,312	(6)	273,348
						5,081	(7)	600,727
									10,040	(8)	1,187,029
									9,254	(9)	1,094,100

(1)	Based on the closing price of Equifax common stock ($118.23) on December 30, 2016.
(2)	RSUs vest on February 21, 2017 (35,686), February 19, 2018 (24,464) and February 18, 2019 (22,546).
(3)	RSUs vest on May 21, 2017 (9,368 and 70,616), February 19, 2018 (4,302) and February 18, 2019 (4,295).
(4)	RSUs vest on February 21, 2017 (7,258), February 19, 2018 (3,585) and February 18, 2019 (3,303).
(5)	RSUs vest on February 21, 2017 (5,625), February 19, 2018 (2,779) and February 18, 2019 (2,709).
(6)	RSUs vest on February 21, 2017 (5,081), February 19, 2018 (2,509) and February 18, 2019 (2,312).
(7)	Performance shares granted during 2014 that were earned based on Equifax’s performance for the three-year performance period ended December 31, 2016; the performance shares did not vest until performance was approved by the Compensation Committee in February 2017 and therefore were unvested as of December 31, 2016.
(8)	Maximum (200% of target) of performance shares granted during 2015 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2017.
(9)	Maximum (200% of target) of performance shares granted during 2016 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2018.

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Option Exercises and Stock Vested in Fiscal Year 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of RSU Shares Acquired on Vesting (#)	Value of RSUs Realized on Vesting ($)(2)	Number of Performance Shares Acquired on Vesting (#)	Value of Performance Shares Realized on Vesting ($)(3)
R. Smith	430,000	39,505,939	48,326	4,537,811	111,633	11,363,123
J. Gamble	0	0	0	0	0	0
J. Kelley	0	0	31,829	3,373,083	17,190	1,749,770
R. Ploder	0	0	7,617	715,236	13,322	1,356,046
C. Rushing	0	0	6,880	646,032	12,033	1,224,839
(1)	The value realized upon stock option exercises during 2016 was calculated based on the difference between the market price of Equifax common stock at the time of exercise and the exercise price of the option.
(2)	The value realized for RSUs was determined by multiplying the number of units that vested during 2016 by the market price of Equifax common stock on the respective vesting date.
(3)	The value realized for performance shares was determined by multiplying the number of units that vested (target award times the payout percentage earned of 174.9%) by the market price of Equifax common stock on February 17, 2016 ($101.79).

Retirement Plans

The following table shows the present value at December 31, 2016 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the USRIP and the SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Messrs. Smith and Ploder and Ms. Rushing are currently eligible for retirement under the USRIP and the SERP.

Pension Benefits at 2016 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year(s) ($)
R. Smith	USRIP	3		110,200	0
	SERP	16	(1)	18,263,300	0
J. Gamble	USRIP	N/A	(2)	N/A	0
	SERP	3		806,100	0
J. Kelley	USRIP	N/A	(2)	N/A	0
	SERP	4		1,276,600	0
R. Ploder	USRIP	5		175,600	0
	SERP	13		3,063,300	0
C. Rushing	USRIP	3		130,000	0
	SERP	11		3,540,000	0
(1)	In September 2005, in order to compensate Mr. Smith for certain retirement benefits he forfeited upon leaving his previous employer, the Company credited five years of service to his SERP Account.
(2)	Messrs. Kelley and Gamble are not participants in the USRIP.
(3)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and, include amounts which the executive may not currently be entitled to receive because such amounts are not vested.

Retirement Plan. The USRIP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The USRIP was amended in 2009, 2012 and 2014 as described under “Retirement and Other Benefits” on page 36, “401(k) Plan” on page 43 and “Defined Benefit Pension Plan” on page 44. The USRIP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

•	“Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are limited under Internal Revenue Service (“IRS”) requirements. The limit on earnings for 2016 was $265,000.

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•	“Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the USRIP is age 65. However, a participant can retire early once he or she reaches age 55 if he or she has five years of service under the plan or if he or she reaches age 50 and his or her age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a 10-year certain and life annuity and joint and survivor annuities. The 10-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to his or her beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

Supplemental Retirement Plan. The SERP covers the NEOs and other senior executive officers designated by the Compensation Committee. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual earnings” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years). “Average annual earnings” for this purpose means the highest paid 36 consecutive months of employment and includes base salary and annual incentives. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. Effective January 1, 2011, the Company prospectively eliminated additional years of SERP service credit for new employment or other agreements. In November 2015, the Company closed the SERP to new participants.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, participants can retire early once they reach age 55 if they have five years of service under the plan. The benefit would be reduced to reflect the early commencement of the benefit.

The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

Non-Qualified Deferred Compensation

The following table sets forth information regarding the NEOs’ participation in our non-qualified deferred compensation plans in 2016. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans.

	Non-Qualified Deferred Compensation for 2016 Fiscal Year
Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
R. Smith	0	0	0	0	0
J. Gamble	0	0	0	0	0
J. Kelley	0	0	0	0	0
R. Ploder
Deferred Stock Units	0	0	43,080	(377,190)	0
C. Rushing	61,348	0	22,345	0	671,478
(1)	These amounts include salary contributions made by NEOs to the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan. Accordingly, cash deferral amounts are included in the amounts reported in the “Salary” column in the Summary Compensation Table.
(2)	Aggregate earnings in the last fiscal year are not reflected in the Summary Compensation Table because earnings were neither preferential nor above-market. These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested. These amounts are not reported in the Summary Compensation Table as compensation.
(3)	These amounts represent each NEO’s aggregate balance in the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan as of December 31, 2016. The numbers also include the contributions made by each NEO to the Executive Deferred Compensation Plan, which are also reported in the “Salary” column of the Summary Compensation Table.

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We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. The benefits under our deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, makes investments in certain mutual funds. The purpose of this trust is to ensure the distribution of benefits by participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors.

Director and Executive Stock Deferral Plan. This plan permits the directors, NEOs and other eligible employees to defer taxes upon the vesting of RSUs. Participants may defer 25%, 50%, 75% or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives the right to a number of shares of deferred stock equal to any gain in the value of our common stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. The Company makes no contributions to this plan but pays all administrative costs and expenses.

Executive Deferred Compensation Plan. This nonqualified plan is a tax deferred compensation program for a limited number of executives, including NEOs, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual incentive. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. The Company makes no contributions to this plan but pays all administrative costs and expenses.

Potential Payments Upon Termination or Change In Control

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2016 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2016, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

R. SMITH

						Termination
						by us without
						cause or by
				Termination		the NEO with
				by us without		good reason
	Voluntary	Termination		cause or by		following a
	termination	by us for		the NEO with		change in
	by the NEO	cause		good reason		control		Retirement		Disability		Death
Payment or benefit	($)	($)		($)		($)		($)	(20)	($)		($)
Severance payments	0	0	(1)	5,220,000	(2)	17,602,609	(3)	0		0		0
Pension/supplemental retirement plan(4)	18,373,500	18,373,500		18,373,500		18,373,500		18,373,500		18,373,500		9,929,100	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0	(7)	0		0		10,000,000	(8)
Disability benefits	0	0		0		9,936	(9)	0		747,200	(10)	0
Healthcare benefits	0	0		27,231	(11)	62,910	(12)	103,600	(18)	207,800	(13)	4,200	(14)
Perquisites and other personal benefits	0	0		0		50,000	(15)	0		0		0
Tax gross-up	0	0		0		0	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		28,197,264	(17)	0		28,197,264	(17)	28,197,264	(17)
TOTAL	18,373,500	18,373,500		23,620,731		64,296,219		18,477,100		47,525,764		48,130,564

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J. GAMBLE

						Termination
						by us without
						cause or by
				Termination		the NEO with
				by us without		good reason
	Voluntary	Termination		cause or by		following a
	termination	by us for		the NEO with		change in
	by the NEO	cause		good reason		control		Retirement		Disability		Death
Payment or benefit	($)	($)		($)		($)		($)		($)		($)
Severance payments	0	0	(1)	97,920	(2)	5,547,019	(3)	0		0		0
Pension/supplemental retirement plan(4)	420,000	420,000		420,000		806,100		420,000		420,000		217,000	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		4,320	(7)	0		0		1,250,000	(8)
Disability benefits	0	0		0		9,936	(9)	0		948,600	(10)	0
Healthcare benefits	0	0		0		62,910	(12)	0	(18)	118,900	(13)	4,200	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		0	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		13,613,593	(17)	0		13,613,593	(17)	13,613,593	(17)
TOTAL	420,000	420,000		517,920		20,053,878		420,000		15,101,093		15,084,793

J. KELLEY

						Termination
						by us without
						cause or by
				Termination		the NEO with
				by us without		good reason
	Voluntary	Termination		cause or by		following a
	termination	by us for		the NEO with		change in
	by the NEO	cause		good reason		control		Retirement		Disability		Death
Payment or benefit	($)	($)		($)		($)		($)		($)		($)
Severance payments	0	0	(1)	121,223	(2)	5,761,044	(3)	0		0		0
Pension/supplemental retirement plan(4)	758,000	758,000		758,000		1,276,600		758,000		758,000		418,000	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		4,320	(7)	0		0		250,000	(8)
Disability benefits	0	0		0		9,936	(9)	0		817,900	(10)	0
Healthcare benefits	0	0		0		62,910	(12)	0	(18)	125,700	(13)	4,200	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		0	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		4,159,804	(17)	0		4,159,804	(17)	4,159,804	(17)
TOTAL	758,000	758,000		879,223		11,284,614		758,000		5,861,404		4,832,004

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R. PLODER

						Termination
						by us without
						cause or by
				Termination		the NEO with
				by us without		good reason
	Voluntary	Termination		cause or by		following a
	termination	by us for		the NEO with		change in
	by the NEO	cause		good reason		control		Retirement		Disability		Death
Payment or benefit	($)	($)		($)		($)		($)		($)		($)
Severance payments	0	0	(1)	269,231	(2)	3,386,040	(3)	0		0		0
Pension/supplemental retirement plan(4)	3,238,900	3,238,900		3,238,900		3,238,900		3,238,900		3,238,900		1,706,600	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0	(7)	0		0		3,500,000	(8)
Disability benefits	0	0		0		9,936	(9)	0		817,900	(10)	0
Healthcare benefits	0	0		0		64,188	(12)	99,400	(18)	199,700	(13)	4,200	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		0	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		3,276,626	(17)	0		3,276,626	(17)	3,276,626	(17)
TOTAL	3,238,900	3,238,900		3,508,131		9,985,690		3,338,300		7,533,126		8,487,426

C. RUSHING

						Termination
						by us without
						cause or by
				Termination		the NEO with
				by us without		good reason
	Voluntary	Termination		cause or by		following a
	termination	by us for		the NEO with		change in
	by the NEO	cause		good reason		control		Retirement		Disability		Death
Payment or benefit	($)	($)		($)		($)		($)		($)		($)
Severance payments	0	0	(1)	227,424	(2)	3,646,976	(3)	0		0		0
Pension/supplemental retirement plan(4)	3,670,000	3,670,000		3,670,000		3,670,000		3,670,000		3,670,000		1,776,800	(5)
Executive compensation deferral program(6)	671,478	671,478		671,478		671,478		671,478		671,478		671,478
Life insurance benefits	0	0		0		4,320	(7)	0		0		250,000	(8)
Disability benefits	0	0		0		9,936	(9)	0		520,600	(10)	0
Healthcare benefits	0	0		0		62,910	(12)	83,000	(18)	194,400	(13)	4,200	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		0	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		2,912,005	(17)	0		2,912,005	(17)	2,912,005	(17)
TOTAL	4,341,478	4,341,478		4,568,902		10,987,625		4,424,478		7,968,483		5,614,483

(1)	The broad-based Equifax Inc. Severance Plan as described on page 51 does not pay a benefit for termination for cause by the Company.
(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, equal to the product of 12 and one-twelfth of the sum of his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the year in which the date of termination occurs. For all other NEOs, reflects the amount payable under the broad-based Equifax Inc. Severance Plan.

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(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to an employment agreement for Mr. Smith or a Tier I Change in Control Agreement for all other NEOs.
(4)	Reflects pension benefits as described under the “Pension Benefits at 2016 Fiscal Year-End” table on page 46, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), and determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 715 for the SERP. For Messrs. Gamble and Kelley, a change in control triggers full vesting; all other values reflect only the vested portion of the accrued benefit at December 31, 2016.
(5)	Reflects the present value of the death benefit payable to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if older).
(6)	Reflects amounts previously earned but deferred by the NEO, as described in the “Non-Qualified Deferred Compensation” table on page 47.
(7)	Reflects the sum of 36 months of premiums under the Company’s broad-based basic life and accidental death and dismemberment insurance program. Messrs. Smith and Ploder are ineligible for the broad-based basic life program because of their coverage in the executive life program.
(8)	For Messrs. Smith and Ploder (and for Mr. Ploder, includes one-times base salary of supplemental life coverage), reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2016. Messrs. Gamble and Kelley were hired after the date on which the executive life program was closed to new entrants, while Ms. Rushing voluntarily withdrew from the program in a prior year. Messrs. Gamble and Kelley and Ms. Rushing have one-times annual base salary (limited to $250,000) of basic life insurance coverage. In addition, Mr. Gamble has two-times base annual salary supplemental life coverage limited to $1 million. The Company also maintains a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.
(9)	Reflects the value (without discounting) of the executive’s disability benefit premiums as of December 31, 2016, determined by (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, and (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs.
(10)	Reflects the present value of the executive’s disability income benefits as of December 31, 2016 determined by (a) assuming full disability at December 31, 2016 and continuing until age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the RP-2016 disabled retiree mortality table with fully generational projections using scale MP-2016 published by the Society of Actuaries, and (c) applying a discount rate of 4.03% per annum.
(11)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of 18 months of family consumer driven health plan (CDHP) health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 12 below), discounted at an interest rate of 4.03%.
(12)	Reflects the present value of group health and dental benefits and a 401(k) Plan employer match equivalent for three years assuming the executive’s employment had been terminated on December 31, 2016, determined by (a) assuming continuation coverage in our group health and dental plans, (b) based on current COBRA coverage rates for 2017 and assuming 7% annual inflation in cost of medical coverage for the ensuing three years, (c) assuming the executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 4.03% per annum. Includes a 401(k) Plan employer match equivalent of $24,750, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.
(13)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2016, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 715.
(14)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC 715.
(15)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.
(16)	The Company will provide the eligible executives with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.” The Company eliminated tax gross-ups for anyone hired after 2010. Thus, Messrs. Gamble’s and Kelley’s gross-up is reflected as $0. Messrs. Smith and Ploder and Ms. Rushing have a $0 tax gross up because an excess parachute payment excise tax would not have been triggered had a change in control occurred at December 31, 2016.
(17)	Pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding RSUs and performance shares upon a death, disability or a change of control. The amount reported represents (a) the value of unvested RSUs at the closing market price of the Company’s common stock ($118.23) on December 30, 2016, as reported on the NYSE and, the value of the unvested performance shares, with respect to a change of control, if at least one calendar year of performance during the performance period of the performance share award has been completed prior to the change of control, based on the Company’s relative cumulative TSR positioning at December 31, 2016 and otherwise the target payout level (100%), and with respect to all other events, based on the target payout level (100%).
(18)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming retirement at December 31, 2016 based on the assumptions for year-end disclosure under FASB ASC 715. Messrs. Gamble and Kelley were hired after the date on which the Company ceased providing a retiree medical premium subsidy.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during the executive’s term of employment. These amounts include:

•	annual incentive compensation earned during the fiscal year for certain termination causes which include retirement, job elimination or death;

•	vested shares awarded under the 2008 Omnibus Incentive Plan or prior stock benefit plans;

•	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

•	accrued vacation pay and amounts accrued and vested under the USRIP and the SERP.

Equifax Inc. Severance Plan

Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event: (i) their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; (ii) their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or (iii) they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible exempt employee is entitled to receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure

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to meet job expectations of eligible exempt employees entitles the employee to four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, the executive will:

•	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

•	continue to vest in any performance-based stock grant upon completion of such performance milestones;

•	have access to retiree medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his or her dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan; and

•	receive reimbursement by the Company for up to $10,000 ($12,500 in their first year for newly-hired executives) of financial planning and tax services incurred in the subsequent year ($50,000 for the CEO).

In addition, the CEO and Mr. Ploder will continue to receive executive life insurance benefits.

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed under the previous two headings, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate. In addition, pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, upon death or disability, the executive would become immediately vested in all outstanding RSUs and performance shares. Beginning with equity grants made in 2017, the executive would also become immediately vested in all outstanding stock options.

Payments Made Upon a Change in Control

The Company is party to Tier I change in control agreements (the “CIC Agreements”) with each of the NEOs (other than Mr. Smith, who has a change in control provision in his employment agreement as described above). The CIC Agreements provide that each executive is an at-will employee of the Company entitled to receive certain payments and benefits in the event of an employment termination after a change in control of the Company.

The CIC Agreements provide that if an executive’s employment is terminated within three years following a change in control (other than termination by the Company for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason,” the NEO will receive:

•	a cash payment equal to the sum of (i) base salary through the date of termination, plus (ii) for any completed year, any unpaid amount accrued under the Company’s executive bonus plan, plus (iii) for any partially completed year, the highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination, prorated for the number of days in the current fiscal year through the date of termination;

•	a severance payment equal to three times the sum of (i) his or her highest annual base salary during the 12 months immediately preceding the date of termination, plus (ii) his or her highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination;

•	a lump sum retirement benefit, in addition to the benefits accrued under the USRIP or the SERP (collectively, the “Retirement Plan”), in an amount actuarially equivalent to the executive’s benefits under the USRIP with the following adjustments: (a) executive will be treated as if 100% vested under the Retirement Plan regardless of actual years of credited service; (b) executive will be credited with up to five additional years of service with respect to any SERP, in an amount equal to what the executive would have earned if executive had remained a Company employee until age 62; (c) executive’s final average earnings will be determined using the highest monthly rate of base salary in effect during the 12 months preceding the executive’s termination plus the executive’s highest annual bonus paid to him or her or paid but deferred with respect to the three calendar years prior to the executive’s termination (regardless of any earnings limitations under the defined benefit retirement plan or governmental regulations applicable to such plan); and (d) the monthly retirement benefit so calculated shall be reduced by an amount equal to the monthly retirement benefit payable to executive under the Retirement Plan;

•	continuation of executive’s group health, dental, vision, life, disability and similar coverages for three years;

•	upon satisfaction of requirements for coverage prior to the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and

•	participation in the 401(k) Plan for a three-year period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the CIC Agreements, a change in control is deemed to occur:

•	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

•	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	a sale or disposition of all or substantially all of our assets; or

•	a complete liquidation or dissolution of the Company.

“Good reason” under the CIC Agreements means (i) a reduction in the executive’s base salary or material diminution of annual bonus opportunity, or failure to continue in effect benefits under the Company’s retirement compensation or other benefit plans; (ii) a requirement that the executive be based at a location more than 35 miles from his or her principal work location prior to the change of control; or (iii) assignment of duties inconsistent with his or her position prior to the change of control, or a substantial change in the nature of executive’s responsibilities. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

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Under the CIC Agreements for Mr. Ploder and Ms. Rushing, benefits payable under their respective CIC Agreement and other Company compensation or benefit plans are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments Mr. Ploder or Ms.  Rushing receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, he or she would receive the same after-tax amount he or she would have received had no excise tax been imposed under Code Section 4999. The CIC Agreements for Messrs. Gamble and Kelley do not provide for such payments. No payments have been made to Mr. Ploder or Ms. Rushing under their respective CIC Agreement.

The CIC Agreements added confidentiality provisions during the NEO’s employment and for two years after termination of employment. The agreement also subjects the NEO to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan. Under the AIP, which is established pursuant to the 2008 Omnibus Incentive Plan, an NEO would forfeit his or her award if he or she voluntarily terminated his or her employment other than for “good reason” (as defined in the plan) prior to year-end or if he or she is terminated by us for “cause” (as defined in the plan). However, the executive would receive a pro rata award under the plan if the executive’s employment is terminated prior to year-end as a result of death, disability, normal retirement or full early retirement, is involuntarily terminated by the Company without cause, or is voluntarily terminated by him or her for good reason. If there is a change in control event and an NEO is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described under “Payments Made Upon a Change in Control” on page 52.

2008 Omnibus Incentive Plan. Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement or job elimination. Under the plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and RSUs and performance shares will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

•	Double-Trigger Change-in-Control Provisions. Following discussions with shareholders and a review of our long-term incentive program, beginning in 2017, equity awards to our NEOs will include a “double-trigger” change-in-control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause or the acquirer fails to assume the awards. We already have double-trigger structures in place for other aspects of our compensation program.

Rabbi Trust. We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each NEO) under our SERP. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the IRS as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within 10 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in Control” is defined in substantially the same manner as in the change in control agreements described under “Payments Made Upon a Change in Control,” except that there is no “double trigger” and, for a stock acquisition above a threshold of 20% of the outstanding voting shares of the Company and below the 50% level, the Compensation Committee has discretion to determine whether the trust should be funded. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2016, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

				Number of securities
				remaining available for
	Number of securities to		Weighted-average	future issuance under
	be issued upon exercise		exercise price of	equity compensation
	of outstanding options,		outstanding options,	plans (excluding securities
	warrants and rights		warrants and rights(1)(2)	reflected in column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by shareholders	2,393,684	(3)	$67.29	12,392,429	(4)
Equity compensation plans not approved by shareholders(5)	21,500	(5)	$39.68	0
Total equity compensation plans	2,415,184		$66.81	12,392,429
(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and performance shares, which have no exercise price. This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 5 of this table.
(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2016 was 7.03 years.
(3)	This number includes 2,393,684 shares for issuance under the 2008 Omnibus Incentive Plan and the 2000 Stock Incentive Plan, of which 1,228,901 shares were subject to outstanding options, 850,158 shares were subject to outstanding RSU awards and 336,125 shares were subject to outstanding performance share awards (assumes the maximum 200% of target award payout is realized).
(4)	Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2008 Omnibus Incentive Plan count against the shares available for grant thereunder as 2.99 shares for every share granted.
(5)	In May 2007, Equifax acquired TALX Corporation and assumed certain equity awards outstanding under the TALX 2005 Omnibus Incentive Plan, which plan was not approved by the Company’s shareholders but was previously approved by TALX Corporation’s shareholders in 2005. A total of 21,500 shares are issuable upon the exercise of stock options under the TALX 2005 Omnibus Incentive Plan; no further awards may be made thereunder.

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2016 Annual Report on Form 10-K in the notes to Consolidated Financial Statements at Note 8, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

Compensation Committee Report

The Compensation, Human Resources and Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Compensation Committee:

L. Phillip Humann (Chair)	Robert D. Daleo	Robert D. Marcus	Siri S. Marshall	Mark B. Templeton

* * *

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DIRECTOR COMPENSATION

The table below sets forth the compensation received by our non-management directors during 2016:

DIRECTOR COMPENSATION TABLE

	Fees Earned or		All Other
	Paid in Cash	Stock Awards(2)(3)	Compensation(4)	Total
Name(1)	($)	($)	($)	($)
James E. Copeland, Jr.	96,793	150,050	239	247,082
Robert D. Daleo	110,707	150,050	239	260,996
Walter W. Driver, Jr.	88,434	150,050	383	238,867
Mark L. Feidler	105,707	150,050	215	255,972
G. Thomas Hough	24,375	175,099	0	199,474
L. Phillip Humann	113,585	150,050	239	263,874
Robert D. Marcus	91,566	150,050	359	241,975
Siri S. Marshall	102,500	150,050	203	252,753
John A. McKinley	105,000	150,050	359	255,409
Mark B. Templeton	95,000	150,050	0	245,050
(1)	Elane B. Stock was elected to the Board effective January 1, 2017 and is not included in this table.
(2)	Represents the grant date fair value for RSU awards made on May 5, 2016 (1,250 RSUs for each director then serving), computed in accordance with FASB ASC Topic 718. For Mr. Hough, amount represents the grant date fair value for an RSU award made on October 3, 2016 (1,307 RSUs), computed in accordance with FASB ASC Topic 718.
(3)	As of December 31, 2016, each non-employee director then-serving held 1,250 shares of unvested RSUs other than Mr. Hough, who held 1,307 shares.
(4)	Reflects the market price of annual membership to certain of our credit monitoring products.

Director Fees. Director cash compensation in 2016 consisted of an annual cash retainer of $80,000, an annual cash retainer of $25,000 for the presiding director, and an annual cash retainer of $25,000 for the Audit Committee chair, $20,000 for the Compensation Committee chair, and $12,500 each for the chairs of the Governance and Technology Committees. An annual cash retainer is also paid equal to $12,500 for Audit Committee members, $10,000 for Compensation Committee members and $5,000 for all other Committee members.

By paying directors an annual retainer, the Company compensates each non-employee director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above. The Governance Committee believes that this additional compensation is appropriate.

Equity Awards. Each non-employee director receives an initial and an annual long-term incentive grant of RSUs under our shareholder-approved 2008 Omnibus Incentive Plan on the date of the annual meeting of shareholders to further align their interests with those of our shareholders and to attract and retain highly-qualified directors through equity ownership. For 2016, directors received a fixed value in shares, computed as of the grant date ($175,000 for initial one-time grant to new directors and $150,000 for annual grant). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. No dividend equivalents are paid on outstanding unvested RSUs.

Director Deferred Compensation Plan. Each non-employee director may defer receipt of up to 100% of his or her stock-based or cash retainer fees. The director is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan. Each director may defer up to 100% of his or her annual RSU grant plus taxes otherwise due upon the vesting of RSUs. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. The director is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but we pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines. Our Bylaws require all directors to own our stock while serving as a director. In addition, our Governance Guidelines require that each director own shares of our stock having a value of at least five times the annual Board

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cash retainer, by no later than the fifth anniversary of the date on which the director was first elected to the Board.

Indemnification. Under our Articles of Incorporation and Bylaws, the directors and officers are entitled to indemnification from the Company to the fullest extent permitted by Georgia law. We have entered into indemnification agreements with each of our directors and executive officers. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Other. Non-employee directors are reimbursed for customary and usual expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for customary and usual expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. We do not provide retirement benefits to non-employee directors.

Director Fee Changes for 2017. In November 2016, the Board approved, effective January 1, 2017, changes in non-employee director compensation, including an increase of $10,000 in the annual cash retainer, an increase of $2,500 for the Audit, Governance and Technology Committee chairs and members. In addition, the Board approved an increase of $20,000 in the value of the annual equity grant.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Securities Owned by Certain Beneficial Owners

The table below contains information as of March 1, 2017, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class(1)
Vanguard Group, Inc.(2)	11,059,810	9.2%
BlackRock, Inc.(3)	9,738,270	8.1%
T. Rowe Price Associates, Inc.(4)	7,426,371	6.2%
FMR LLC(5)	6,139,850	5.1%
(1)	Based upon 120,731,563 shares of common stock outstanding as of March 1, 2017. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(2)	Based on a Schedule 13G/A filed on February 9, 2017 by Vanguard Group, Inc. (“Vanguard”), which listed its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard possesses sole voting power with respect to 186,998 shares of common stock, shared voting power with respect to 20,762 shares of common stock, sole dispositive power with respect to 10,857,982 shares of common stock and shared dispositive power with respect to 201,828 shares of common stock.
(3)	Based on a Schedule 13G/A filed on January 24, 2017 by BlackRock, Inc. (“BlackRock”), which listed its address as 55 East 52nd Street, New York, New York 10055, BlackRock possesses sole voting power with respect to 8,280,872 shares of common stock, shared voting power with respect to 3,318 shares of common stock, sole dispositive power with respect to 9,734,952 shares of common stock and shared dispositive power with respect to 3,318 shares of common stock.
(4)	Based on a Schedule 13G/A filed on February 7, 2017 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), which listed its address as 100 E. Pratt Street, Baltimore, Maryland 21202, T. Rowe Price possesses sole voting power with respect to 2,213,605 shares of common stock and sole dispositive power with respect to 7,426,731 shares of common stock.
(5)	Based on a Schedule 13G filed on February 14, 2017 by FMR LLC (“FMR”), which listed its address as 245 Summer Street, Boston, Massachusetts 02210, FMR possesses sole voting power with respect to 512,288 shares of common stock and sole dispositive power with respect to 6,139,850 shares of common stock.

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Securities Owned by Directors and Management

The table below contains information as of March 1, 2017 (except where otherwise indicated), concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each named executive officer listed in the Summary Compensation Table on page 41, and (iii) all Company directors, nominees and other executive officers as a group. Except as otherwise noted, the named individuals had sole voting and investment power with respect to such securities. In accordance with our insider trading policy, none of these shares were pledged or hedged. All persons named in the table can be reached at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309.

	Number of	Exercisable	Number of Deferred	% of Common
	Shares	Stock	Share	Stock
Name	Owned(1)	Options(2)	Equivalent Units(3)	Outstanding(4)
James E. Copeland, Jr.	63,383	0	45,362	*
Robert D. Daleo	29,759	0	45,784	*
Walter W. Driver, Jr.	27,699	0	26,509	*
Mark L. Feidler(5)	21,937	0	5,921	*
John W. Gamble, Jr.	91,179	0	0	*
G. Thomas Hough	5,307	0	0	*
L. Phillip Humann	61,182	0	81,050	*
John J. Kelley III	11,787	0	0	*
Robert D. Marcus	7,366	0	0	*
Siri S. Marshall	29,759	0	30,272	*
John A. McKinley	23,759	0	23,411	*
Rodolfo O. Ploder	45,785	0	0	*
Coretha M. Rushing	15,307	0	0	*
Richard F. Smith(6)	285,126	0	0	*
Elane B. Stock	1,474	0	0	*
Mark B. Templeton(7)	41,559	0	25,509	*
All directors, nominees and executive officers as a group (22 persons including those named above)(8)	1,507,721	44,243	349,752	1.29%
*	Less than one percent.
(1)	This column includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through our 401(k) Plan, RSUs, and shares held through family trust arrangements. Includes unvested RSUs for Mr. Copeland 1,250; Mr. Daleo 1,250; Mr. Driver 1,250; Mr. Feidler 1,250; Mr. Gamble 91,179; Mr. Hough 1,307; Mr. Humann 1,250; Mr. Kelley 8,956; Mr. Marcus 1,250; Ms. Marshall 1,250; Mr. McKinley 1,250; Mr. Ploder 7,104; Ms. Rushing 6,187; Ms. Stock 1,474; Mr. Smith 62,635 and Mr. Templeton 1,250. The RSUs represent a contingent right to receive one share of common stock. There are no voting rights associated with RSUs.
(2)	This column lists the number of shares that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 1, 2017 through the exercise of director or employee stock options, as applicable.
(3)	Reported in this column are share equivalent units credited to a director or executive officer account under various deferral plans maintained by the Company. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares (Director and Executive Stock Deferral Plan) or cash (Executive Deferred Compensation Plan) on final distribution and do not include the reinvestment of dividends.
(4)	Based upon 120,731,563 shares of common stock outstanding as of March 1, 2017. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(5)	Includes 7,823 shares held in a 501(c)(3) charitable family foundation in which Mr. Feidler has no pecuniary interest.
(6)	Includes 100,000 shares held by a family limited liability limited partnership of which Mr. Smith and his spouse are the general partners and Mr. Smith and his children are limited partners.
(7)	Includes 6,800 shares held by a trust in which Mr. Templeton’s wife is sole trustee.
(8)	Includes 600,000 shares (0.5% of the shares outstanding on March 1, 2017) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Directors, executive officers and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms furnished to the Company and written representations provided by the reporting persons, the Company believes that all Section 16(a) filing requirements were timely met in 2016, except that one Form 4 for Mr. Kelley was filed late due to an administrative error.

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PROPOSAL 3	Advisory Vote on Frequency of Future Say-on-Pay Votes

Summary

As described in Proposal 2 on page 23, our shareholders are being asked to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. In addition, we are asking our shareholders to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future shareholder meetings. Shareholders may vote to request the say-on-pay vote every year, every two years or every three years, or may abstain from voting.

Our Board believes that say-on-pay votes should be conducted every year so that our shareholders may provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in our Proxy Statement each year. Our Board’s determination was based upon the premise that NEO is evaluated, adjusted and approved on an annual basis by our Compensation Committee and that the metrics that are used in determining performance-based award achievements are annual metrics. Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our shareholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

You may cast your vote on your preferred voting frequency by choosing an option of one year, two years or three years, or abstain from voting, when you vote in response to the resolution set forth below. Shareholders are not voting to approve or disapprove the Board’s recommendation.

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast in person or by proxy at this meeting will be determined to be the preferred frequency of the shareholders with which Equifax Inc. is to hold a shareholder vote to approve, on an advisory basis, the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast in person or by proxy at the Annual Meeting will be the frequency for the advisory vote on executive compensation that has been recommended by shareholders. Abstentions and broker non-votes will have no effect on the outcome of this Proposal. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS ANNUAL FREQUENCY FOR FUTURE SAY-ON-PAY VOTES.

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AUDIT COMMITTEE REPORT

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2016. We reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent auditor by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.

We have received from Ernst & Young the written disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, and have discussed with Ernst & Young its independence. We have also considered whether the provision of specific non-audit services by Ernst & Young is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2016 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted on February 21, 2017 by the Audit Committee:

Robert D. Daleo (Chair)	James E. Copeland, Jr.	G. Thomas Hough	John A. McKinley

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PROPOSAL 4	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2017

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal year 2017, and the Board is asking shareholders to ratify that selection. Although current laws, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. Additionally, in conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young is in the best interests of the Company and its shareholders. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Ernst & Young has served as our independent registered public accounting firm since 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees of Ernst & Young for services rendered to the Company for the fiscal years ended December 31, 2016 and 2015:

AUDIT AND NON-AUDIT FEES

Fee Category	2016	2015
Audit Fees(1)	$5,759,012	$3,695,371
Audit-Related Fees(2)	184,366	238,079
Tax Fees(3)	1,869,378	2,462,360
All Other Fees(4)	1,995	1,995
TOTAL	$7,814,751	$6,397,805

(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters.
(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and information technology security reviews.
(3)	Consists of fees and expenses for professional services related to tax planning and tax advice.
(4)	Consists of fees for products and services provided by Ernst & Young which are not included in the first three categories above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains a pre-approval policy that mandates that the Audit Committee approve the audit and non-audit services in advance. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm. See “Audit Committee Report” on page 59.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2016 and 2015, we did not obtain any of these prohibited services from Ernst & Young. The Company uses other accounting firms for these types of non-audit services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 4.

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PROPOSAL 5	Shareholder Proposal Regarding Political Contributions Disclosure

The New York State Common Retirement Fund, 59 Maiden Lane — 30th Floor, New York, NY 10038, owner of at least $2,000 worth of shares of the Company’s common stock, has notified the Company that it intends to present a proposal for consideration at the Annual Meeting. As required by the Exchange Act, the text of the shareholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement.

Resolved, that the shareholders of Equifax Inc. (“Equifax” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

Supporting Statement

As long-term shareholders of Equifax, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, organizations, or ballot measures; direct independent expenditures; or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court affirmed this in its Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Publicly available records show that Equifax contributed over $600,000 in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations and “social welfare organizations” – organized under section 501(c)(4) of the IRS Code – used for political activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political expenditures, including payments to trade associations and other tax exempt organizations.

This would bring our Company in line with a growing number of leading companies, including Goldman Sachs Group, State Street Corp. and JP Morgan Chase & Co., that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

BOARD’S STATEMENT OPPOSING PROPOSAL 5

After careful consideration, and for the following reasons, the Board believes that the proposal is not in the best interests of the Company or its shareholders, and the Board recommends voting “AGAINST” this proposal.

•	The Company has historically made an extremely limited number of political contributions. The Company’s political contributions are not financially material to the Company. In 2016, 2015 and 2014, aggregate political contributions made directly by the Company with corporate funds totaled approximately $1,500, $2,000, and $10,250, respectively. In 2016, the Company’s total expenses relating to political contributions were de minimis when compared to the Company’s total operating costs of approximately $2.3 billion.

•	The Company is transparent and accountable regarding its political contributions. The Company operates in a highly-regulated industry, and the decisions of federal, state and local governments can significantly impact the Company. On a limited basis, we have pursued and will continue to pursue efforts to help inform public policy decisions that have the potential to affect our industry, business, products, customers, employees, shareholders and communities. To the extent this is done through a small number of corporate political contributions, such contributions are already strictly controlled. Consider our current standards, policies and practices regarding corporate political contributions:

–	The Board has adopted a formal Political Engagement Policy regarding the Company’s consideration of political activities, political contributions and membership in trade associations (the “Policy”). Under the Policy, management reports annually to the Governance Committee on the Company’s political activities, including political spending and lobbying activities. The written charter of the Governance Committee includes an express reference to the Committee’s oversight and review of Company political activities.

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–	The Company has adopted political activity guidelines for its employees (the “Guidelines”), which describe generally the laws governing political contributions and establish procedures for employees to obtain the necessary authorization to make political contributions and comply with applicable law.

–	In addition to the Policy and Guidelines, the Company’s Code of Ethics sets forth restrictions regarding individual and corporate political participation. Together, the Policy, the Guidelines and the Code of Ethics provide standards for participating in the political process for both the Company and its employees.

From time to time, the Company pays annual membership dues to industry trade associations. The trade associations in which the Company participates may engage in political activities, but such decisions are governed by those associations’ respective bylaws. Thus, even when the Company participates in trade associations, the Company does not control how they use membership dues. The Company expects that these trade associations comply with applicable laws with respect to their political activities. As such, the Board believes that additional disclosure regarding the specific payments made to these trade associations would not benefit shareholders.

•	Significant disclosure regarding the Company’s political activities and related policies is already publicly available.

Consider the following:

–	Under federal law, all contributions by the Equifax Inc. Political Action Committee, the sole political action committee affiliated with the Company, are required to be reported, and a list of such contributions is publicly available at the website of the United States Federal Election Commission.

–	We publicly disclose, on the “Corporate Governance” section of our website, aggregate political contributions made directly by the Company with corporate funds for the most recently completed fiscal year. Contributions made directly by the Company are typically small in amount and most frequently made to local- and state-level candidates and representatives.

–	Federal law prohibits corporations from contributing corporate treasury funds to federal candidates or federal campaign committees. Accordingly, we make none.

–	The Policy and the Code of Ethics are available on the “Corporate Governance” section of our website. The Governance Committee’s oversight of the Policy, the Guidelines and our political engagement activities is memorialized in the Committee’s written charter, which is also available on our website.

In sum, the Company already discloses sufficient information regarding its political contributions and already has an appropriate system of oversight in place, including the Policy and the Code of Ethics, to confirm that the Company’s political contributions comply with applicable law and are in the best, long-term interests of the Company and its shareholders. Accordingly, the Board believes that preparing an additional report as requested by the proposal would be an unnecessary and imprudent use of the Company’s time and resources.

Required Vote; Recommendation Only

The affirmative vote of the holders of a majority of shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve this Proposal 5. Shareholders should be aware that this shareholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board, and therefore, its approval may not effectuate the actions requested by the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 5.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Do I need an admission ticket to attend the Annual Meeting?

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the Notice of Internet Availability of Proxy Materials or the voting instruction card that is sent to you or a current bank or brokerage account statement, to be admitted. The Company also may request appropriate identification, such as a valid government-issued photo identification as a condition of admission.

Who is entitled to vote at the Annual Meeting?

Company shareholders of record at the close of business on March 1, 2017 are entitled to notice of, and to vote at, the meeting. As of such date, there were 120,731,563 shares of Company common stock outstanding, each entitled to one vote.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. We mail the proxy materials and our Annual Report to you directly.

If your shares are held in street name with a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the proxy materials and our Annual Report will be forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions included in the material.

Employees with shares allocated in an employee benefit plan account will vote shares allocated to their benefit plan account electronically and will not receive a paper mailing for those shares. Employees should review the information on procedures for voting by employees on page 65.

What am I voting on and what are the Board’s voting recommendations?

		Board Voting	Page Reference
Agenda Item		Recommendation	(for more detail)
Proposal 1	Election of 11 Director Nominees	FOR EACH NOMINEE	12
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	23
Proposal 3	Advisory Vote on Frequency of Future Say-on-Pay Votes	ANNUAL VOTE	58
Proposal 4	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2017	FOR	60
Proposal 5	Shareholder Proposal Regarding Political Contributions Disclosure	AGAINST	61

Can other matters be decided at the Annual Meeting?

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the Annual Meeting. If any other matters are properly brought before the meeting for a vote, the persons named as proxies on the proxy card will vote all shares represented at the meeting (other than shares that are voted by the holder in person at the meeting) on such matters in accordance with the Board’s recommendation.

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Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our shareholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review this Proxy Statement, the Annual Report and voting instructions over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet or by telephone. The Notice contains a 12-digit control number that you will need to vote your shares over the Internet or by telephone. Please keep the Notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you. If you want to receive a printed copy of the proxy materials, you may request one via the Internet at www.proxyvote.com, by calling toll-free 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 20, 2017 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you via email unless you change your election.

What is the procedure for voting?

Shareholders of record

Shareholders of record may attend and cast their votes at the meeting. For security reasons, please be prepared to show photo identification. If you need special assistance because of a disability, please contact Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, or telephone (404) 885-8000.

In addition, shareholders of record may cast their vote by proxy and participants in the Company’s benefit plans described on page 65 may submit their voting instructions by:

•	Using the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received (if you have access to the Internet, we encourage you to vote in this manner);

•	Using the toll-free telephone number listed on the proxy card (if you received one); or

•	Signing, completing and returning a proxy card (if you received one) in the provided postage-paid envelope.

Votes cast through the Internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy (or Company benefit plan participants to provide voting instructions) and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card (if you received one).

Beneficial owners

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Can I change my proxy vote?

Yes. If you are a registered shareholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

•	Authorizing a new vote electronically through the Internet or by telephone.

•	Delivering a written revocation of your proxy to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, before your original proxy is voted at the Annual Meeting.

•	Returning a signed proxy card with a later date.

•	Submitting a written ballot at the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee (the registered shareholder) as described in the answer to the previous question.

Your personal attendance at the Annual Meeting does not revoke your proxy. Unless you vote at the Annual Meeting, your last valid proxy prior to or at the Annual Meeting will be used to cast your vote.

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What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of the 11 director nominees listed in Proposal 1.

•	FOR the advisory vote to approve the compensation of our NEOs (Proposal 2).

•	To submit future say-on-pay proposals to shareholders on an ANNUAL basis (Proposal 3).

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year (Proposal 4).

•	AGAINST the shareholder proposal described in this Proxy Statement (Proposal 5).

•	In accordance with the Board’s recommendation by the individuals named as proxy holders in the proxy card, if any other matters are properly brought before the Annual Meeting.

How do I vote if I participate in one of the Company’s 401(k) or defined contribution plans?

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”) may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Atlanta Time, on May 2, 2017. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

In order for us to lawfully conduct business at our Annual Meeting, a majority of the shares outstanding and entitled to vote as of March 1, 2017 must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, by telephone, or by mail in advance of the Annual Meeting and do not revoke the proxy. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is present.

Will my shares be voted if I do not provide my proxy or instruction card?

Registered Shareholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by Internet, telephone or mail, or vote in person at the Annual Meeting.

Plan Participants

If you are a participant in one of our employee 401(k) or defined contribution plans and you do not provide timely instructions to the plan trustee, shares allocated to your account(s) will be voted by the plan trustee depending on the terms of your plan and other legal requirements.

Beneficial Owners

If you hold shares through an account with a broker and you do not provide voting instructions, under NYSE rules, your broker may vote your shares on routine matters only. The ratification of the appointment of Ernst & Young LLP (Proposal 4) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. Proposals 1, 2, 3 and 5 are not considered routine matters, and your nominee cannot vote your shares on these proposals unless you provide voting instructions. Votes withheld by brokers in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for shareholders who own shares as registered shareholders, plan participants or beneficial owners. As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

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What is the vote required for each proposal?

For Proposal 1, Election of 11 Director Nominees, each director nominee for whom more shares are voted “for” than “against” his or her election will be elected as a director at the meeting. Under our Bylaws, if more votes are cast “against” than are cast “for” a nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and promptly publicly announce the action to be taken with respect to acceptance or rejection of the resignation offer.

For each of Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation, Proposal 4, Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2017, and Proposal 5, Shareholder Proposal Regarding Political Contributions Disclosure, the proposal will be approved if more votes are cast “for” than are cast “against” the proposal. With respect to Proposal 3, Advisory Vote on Frequency of Future Say-on-Pay Votes, the alternative receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that shareholders approve. Proposals 2, 3, 4 and 5 are advisory and nonbinding. The Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A shareholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect for the vote on any proposal.

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum, will not affect the outcome with respect to the election of directors, and will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal.

Who will count the votes?

A representative of Broadridge Financial Services will tabulate the votes and act as independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one Annual Report and Proxy Statement or the Notice of Internet Availability of Proxy Materials to eligible shareholders who share a single address, unless we have received instructions to the contrary from any shareholder at that address. The practice is designed to reduce our printing and postage costs. Shareholders who participate in householding will continue to be able to separately vote their proxies. We do not use householding for any other shareholder mailings, such as dividend checks, Form 1099, or account information statements.

If you are eligible for householding, but received multiple copies of our Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials and prefer to receive only a single copy for your household, please contact Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. If you are a registered shareholder residing at an address with other registered shareholders and wish to receive a separate Annual Report or Proxy Statement at this time or in the future, we will provide you with a separate copy. To obtain this copy, please contact the Office of Corporate Secretary. If you own shares through a broker, bank or other nominee, you should contact the nominee concerning householding procedures.

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The Company cannot provide a single proxy or voting instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). Accordingly, you will receive a separate solicitation and proxy for each type of account in which shares are held and you must submit your votes for each type of account in accordance with the instructions received for that account.

Can I receive a copy of the Annual Report?

Yes. We will provide a copy of our Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to the Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, or by calling (404) 885-8000.

Can I view the Proxy Statement and Annual Report on the Internet?

Yes. The Proxy Statement and Annual Report are available on the Internet at http://investor.equifax.com/annual-proxy.cfm. Most shareholders will receive their annual meeting materials via electronic delivery. The SEC also maintains a website at http://www.sec. gov that contains reports, proxy statements and other information regarding Equifax.

Can I choose to receive the Proxy Statement and Annual Report on the Internet instead of receiving them by mail?

Yes. If you are a registered shareholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the Internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Most active employees who participate in the Company’s savings plans will receive an online notification announcing Internet availability of the annual report and proxy statement; a paper copy will not be provided unless requested by following the instructions in the email notification.

Who pays the cost of this proxy solicitation?

The Company has retained Innisfree M&A Incorporated to assist in soliciting proxies for an annual fee of $20,000 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I submit a proposal or director nominee for the Annual Meeting of Shareholders in 2018?

Notice of any proposal or director nomination, including through our proxy access procedures, that a shareholder wishes to propose for consideration at the 2018 Annual Meeting, including any proposal that a shareholder wishes to submit for inclusion in the Company’s proxy materials for the 2018 Annual Meeting, must be delivered to us no later than November 24, 2017 (and, in the case of a director nomination pursuant to proxy access, no earlier than October 25, 2017). The proposal or director nomination must satisfy the information and other requirements specified in our Bylaws which are available at: www.equifax.com/about-equifax/corporate-governance and, if to be included in our proxy materials for the 2017 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC.

Any shareholder proposal or director nomination submitted to the Company in connection with the 2018 Annual Meeting should be addressed to: Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2018 Annual Meeting to present the proposal.

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How can I contact the Company’s directors?

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Presiding Director, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. Correspondence will be forwarded as directed by the shareholder. The Company may first review such communications and screen out solicitations for goods and services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Can I find additional information on the Company’s website?

Yes. Although information contained on our website is not part of this Proxy Statement, you will find information about the Company and our corporate governance practices at www.equifax.com/about-equifax/corporate-governance. Our website contains information about our Board, Board committees, Charter and Bylaws, Code of Ethics and Business Conduct, Governance Guidelines, and information about insider transactions. Shareholders may obtain, without charge, hard copies of the above documents by writing to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000.

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Equifax is a registered trademark of Equifax Inc. Copyright© 2017, Equifax Inc. Atlanta, Georgia All rights reserved. Printed in U.S.A.

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EQUIFAX INC.

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

404-885-8000

equifax.com

Copyright © 2017, Equifax Inc., Atlanta, Georgia. All rights reserved. Equifax and EFX are trademarks of Equifax Inc. 16-0027

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EQUIFAX
1550 PEACHTREE STREET, N.W.
ATLANTA, GEORGIA 30309

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Atlanta Time on May 3, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Atlanta Time on May 3, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20432-P86442-Z69361 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.

The Board of Directors recommends that you vote "FOR" each of the following director nominees:

1. Election of 11 Director Nominees:

Nominees:	For	Against	Abstain
1a. Robert D. Daleo	☐	☐	☐
1b. Walter W. Driver, Jr.	☐	☐	☐
1c. Mark L. Feidler	☐	☐	☐
1d. G. Thomas Hough	☐	☐	☐
1e. L. Phillip Humann	☐	☐	☐
1f. Robert D. Marcus	☐	☐	☐
1g. Siri S. Marshall	☐	☐	☐
1h. John A. McKinley	☐	☐	☐
1i. Richard F. Smith	☐	☐	☐
1j. Elane B. Stock	☐	☐	☐
1k. Mark B. Templeton	☐	☐	☐

The Board of Directors recommends that you vote "FOR" Item 2.	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board recommends "1 YEAR" frequency for future say-on-pay votes.	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on frequency of future say-on-pay votes.	☐	☐	☐	☐

The Board of Directors recommends that you vote "FOR" Item 4.	For	Against	Abstain
4. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2017.	☐	☐	☐
The Board recommends that you vote "AGAINST" Item 5.			
5. Shareholder proposal regarding political contributions disclosure.	☐	☐	☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the "Equifax Plans"):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans' trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Atlanta Time on May 2, 2017. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting, it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 p.m., Atlanta Time, on May 3, 2017 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

E20433-P86442-Z69361

EQUIFAX®

EQUIFAX INC.
Annual Meeting of Shareholders
May 4, 2017, at 9:30 a.m. Central Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the "Shareholder"). If no direction is given, this Proxy will be voted "For" election of the 11 director nominees, each for a one-year term, in Item 1; "For" an advisory vote to approve named executive officer compensation in Item 2; "1 Year" frequency for future say-on-pay votes in Item 3; "For" ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2017 in Item 4; "Against" the Shareholder proposal regarding political contributions disclosure in Item 5; and with discretionary authority on all other matters that may properly come before the Annual Meeting.

By this document, the Shareholder appoints Mark L. Feidler, Siri S. Marshall and Richard F. Smith, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Thursday, May 4, 2017, at 9:30 a.m. Central Time at Equifax's offices located at 11432 Lackland Road, St. Louis, Missouri 63146, and at any adjournment thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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